Exhibit 2.1

PURCHASE AND SALE AGREEMENT

by and among

CONSTRUCTORA PANORAMA S.A.

ANDRADE GUTIERREZ ENGENHARIA S.A. SUCURSAL DEL PERU

as Sellers,

and

AQUAVENTURE HOLDINGS PERU S.A.C.

as Purchaser

and

AQUA VENTURES HOLDINGS CURAÇAO N.V.

as Purchaser Guarantor

dated as of September 15, 2016

TABLE OF CONTENTS

1.	INTERPRETATION AND DEFINITIONS	7

1.1	INTERPRETATION	7
1.2	DEFINITION	8

2.	THE TRANSACTION	18

3.	PURCHASE PRICE	19

3.1	AMOUNT	19
3.2	PAYMENT OF THE PURCHASE PRICE	19
3.3	CERTAIN PURCHASE PRICE ADJUSTMENTS	20
3.4	SELLERS’ DELIVERABLES ON THE SIGNING DATE	22

4.	CONDITIONS PRECEDENT	22

4.1	APPLICABLE CONDITIONS PRECEDENT	22
4.2	LONG STOP DATE	24
4.3	UNDERTAKINGS	25

5.	CLOSING	25

5.1	CLOSING DATE	25
5.2	CLOSING DELIVERABLES	26

6.	MANAGEMENT OF THE COMPANY UNTIL THE CLOSING DATE	28

6.1	CONDUCT OF THE BUSINESS	28
6.2	OTHER ACTIONS	30
6.3	INSURANCE	30
6.4	WATER PLANT	30
6.5	RETAINED CASH	31

7.	REPRESENTATIONS AND WARRANTIES OF SELLERS	31

7.1	PANORAMA	31
7.2	AG PERU	31
7.3	LEGAL SITUATION OF THE COMPANY	32
7.4	REFERENCE FS	33
7.5	LEGAL SITUATION OF THE SHARES OF THE COMPANY	34
7.6	FINANCIAL MATTERS	34
7.7	COMMERCIAL CONTRACTS	35
7.8	PROPERTY/OPERATIONS	37
7.9	AUTHORIZATIONS AND LICENSES	37
7.10	EMPLOYMENT/LABOR MATTERS	38
7.11	LITIGATION	39
7.12	TAX	40

7.13	INSURANCE	40
7.14	ENVIRONMENT	41
7.15	LAND, SOCIAL AND COMMUNITY MATTERS	42
7.16	LEFT BLANK INTENTIONALLY	42
7.17	ABSENCE OF CERTAIN CHANGES	42
7.18	COMPLIANCE WITH LAWS	44
7.19	ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE	45
7.20	SUPPLIERS; CUSTOMERS	46
7.21	CONSTRUCTION AGREEMENT/WATER SUPPLY AGREEMENT	46
7.22	VALE CORPORATE GUARANTEE	48
7.23	LEASED REAL PROPERTY	49
7.24	PROPERTY; ABSENCE OF LIENS	49
7.25	INTELLECTUAL PROPERTY	49
7.26	AFFILIATE TRANSACTIONS	50
7.27	BROKERS	50

8.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PURCHASER GUARANTOR	50

8.1	ORGANIZATION, AUTHORITY AND VALIDITY	50
8.2	CONSENTS AND APPROVALS — NO BREACH	50
8.3	NO RELIANCE	51

9.	INDEMNIFICATION	51

9.1	INDEMNIFICATION BY THE SELLERS	51
9.2	INDEMNIFICATION BY THE PURCHASER	52
9.3	NOTIFICATION	53
9.4	ADMINISTRATION OF CLAIMS	53
9.5	LIMITATION ON CLAIMS	54
9.6	TIME LIMITATIONS FOR CLAIM NOTICES	55
9.7	EXCEPTIONS FROM LIMITATIONS	55
9.8	DOUBLE RECOVERY	55
9.9	PAYMENTS	55
9.10	COOPERATION	56
9.11	EXCLUSIVE REMEDY	56
9.12	LIMIT ON CERTAIN REMEDIES	56

10.	ALTERNATIVE TRANSACTION STRUCTURES	57

11.	MISCELLANEOUS	57

11.1	ENTIRE AGREEMENT	57
11.2	SEVERABILITY	57
11.3	LANGUAGE	57
11.4	COSTS	57
11.5	PUBLIC ANNOUNCEMENT	57
11.6	NOTICES	58
11.7	SUCCESSORS AND ASSIGNS	59
11.8	NO THIRD-PARTY BENEFICIARIES	59
11.9	NON-COMPETITION	59
11.10	NON-SOLICITATION	60
11.11	COOPERATION	60
11.12	ENFORCEMENT OF RIGHTS	60
11.13	RIGHT OF FIRST OFFER	60
11.14	AMENDMENT AND MODIFICATION; WAIVER	61

12.	CONFIDENTIALITY	61

12.1	NON-DISCLOSURE OBLIGATION	61
12.2	ALLOWED DISCLOSURE	61

13.	GOVERNING LAW — ARBITRATION	62

13.1	APPLICABLE LAW	62
13.2	ARBITRATION	62

14.	PURCHASER GUARANTOR INTERVENTION	63

LIST OF SCHEDULES / EXHIBITS

Schedule 1	SELLERS’ BANK ACCOUNT DETAILS
Exhibit A	MINUTES OF THE COMPANY’S SHAREHOLDERS’ MEETING APPROVING THE STATEMENTS FOR FINANCIAL YEAR 2015 AND THE REFERENCE FS
Exhibit B	FORM OF SHARE TRANSFER DOCUMENT
Exhibit C	WATER PLANT PERFORMANCE EVALUATION
Exhibit D	EMPLOYEE LIST
Exhibit E	ESCROW AGREEMENT

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of September 14, 2016, by and between:

(1)                                 CONSTRUCTORA PANORAMA S.A., a corporation (sociedad anónima) incorporated under the laws of Peru, identified with Tax ID No. 20512009345, which address for this purpose is Av. Juan de Arona No. 151, Oficina 501, San Isidro, Lima, recorded under the File N° 11810593 before the Legal Entities Registry of Lima, and represented by Mr. Victor Zegarra, duly empowered for the purpose hereof (“Panorama”);

(2)                                 ANDRADE GUTIERREZ ENGENHARIA S.A. SUCURSAL DEL PERÚ (former corporate name: Construtora Andrade Gutierrez S.A., Sucursal del Perú), a branch of Andrade Gutierrez Engenharia S.A. (former corporate name: Construtora Andrade Gutierrez S.A.) (a sociedade anónima duly incorporated in and under the laws of the Federative Republic of Brazil), established under the laws of Peru, identified with Tax ID No. 20110522151, which address for this purpose is Av. Juan de Arona No. 151, Oficina 501, San Isidro, Lima, recorded under the File N° 11021860 before the Legal Entities Registry of Lima, and represented by Mr. Victor Zegarra and Mr. Jorge Urquizo, duly empowered for the purpose hereof (“AG Peru”), hereinafter, Panorama and AG Peru will be jointly referred to as the “Sellers”;

AND

(3)                                 AQUAVENTURE HOLDINGS PERU S.A.C., a closed corporation (sociedad anónima cerrada) incorporated under the laws of Peru, identified with Tax ID No. 20601254582, which address for this purpose is Las Begonias 475, 6to Piso, San Isidro, Lima, recorded under the File N° 13497095 before the Legal Entities Registry of Lima, and represented by Mr. Douglas Richard Brown, duly empowered for the purpose hereof (the “Purchaser”).

AND

(4)                                 AQUA VENTURES HOLDINGS CURAÇAO N.V., a limited liability company incorporated and existing under the laws of Curaçao, having its seat (statutaire zetel) in Curaçao and registered with the Curaçao Commercial Registry under number 131676(0), which address for this purpose is Emancipatie Boulevard 31, P O, Box 6052, Curaçao, Dutch Caribbean, and represented by Mr. Lee Muller, duly empowered for the purpose hereof (the “Purchaser Guarantor”).

Each of Panorama, AG Peru and the Purchaser is hereinafter referred to individually as a “Party” and together as “Parties”.

WHEREAS:

(A)                               The shareholders of AGUAS DE BAYÓVAR S.A.C., a closed corporation (sociedad anónima cerrada) incorporated under the laws of Peru with a share capital of PEN 3,139,631.00, represented by 3,139,631 outstanding shares duly registered in its shares ledger (matrícula de acciones), registered under the File N° 11092869 within the Legal Entities Registry of Piura (the “Company”) are the following:

•                  Panorama owns directly 3,139,630 shares issued by the Company, and

•                  Mr. Edgar Ricardo Bernardo Unzueta Zegarra, and his wife Mrs. Guadalupe Jimena Saavedra de Unzueta, own 1 share issued by the Company.

(B)                               The main purpose of the Company is, and has been since its incorporation, to supply water for the development and operation of the Bayóvar Mining Project, located 120 kilometres south the city of Piura, in the Sechura province and district; in order to do so, the Company performs the operation and maintenance of said project’s water supplying system, including the Water Plant, pursuant to the Water Supply Agreement (as defined below).

(C)                               Compañía Minera Miski Mayo S.A.C. (“Miski Mayo”) and AG Peru are parties to the Construction Agreement, the purpose of which is to, inter alia, regulate the terms and conditions pursuant to which AG Peru undertook to (A) design, build and equip the Water Plant for the benefit of Miski Mayo in accordance with the technical and qualitative characteristics described therein, and (B) guarantee to Miski Mayo the capacity of the Water Plant in at least the Guaranteed Minimum Volumes in accordance with the terms and conditions set forth therein.

(D)                               Subject to the terms and conditions set forth in the Agreement, the Purchaser (or its designee) desires to acquire, and the Sellers desire to sell, assign, transfer and convey to the Purchaser (or its designee), (i) the Shares, and (ii) all of AG Peru’s rights and obligations under or related to the Construction Agreement (including (a) any and all of AG Peru’s right, title and interest (if any) in and to the Water Plant and any related assets, and (b) all rights and obligations under or related to the Vale Corporate Guarantee, excluding the right to receive payments under the Construction Agreement of invoices properly issued by AG Peru to Miski Mayo before the Closing, whether or not paid)(the transactions contemplated by this clause (ii), the “Assignment,” and the sale of the Shares and the Assignment, altogether, the “Transaction”).

(E)                                Consequently, the Parties have decided to enter into this purchase and sale agreement to set forth the terms and conditions of the Transaction.

IT IS AGREED as follows:

1.                                      INTERPRETATION AND DEFINITIONS

1.1                               Interpretation

(a)                                 Abbreviations of statutes and regulations shall have the meaning as is general practice among legal practitioners.

(b)                                 Plurals shall have the corresponding meaning when used in singular and vice versa, unless another purpose is clear under the Agreement.

(c)                                  Headings, including headings of Schedules, shall be for ease of reference only and shall not affect the interpretation of any provision of the Agreement.

(d)                                 Where in the Agreement, the term “day” is used without specifying that it refers to Business Day, it shall be deemed to refer to a calendar day.

(e)                                  A time of day refers to the time of day in Lima, Peru.

(f)                                   Where in the Agreement, a Spanish term, specified by italic formatting, is used, the original meaning of this term takes precedence over its translation into English.

(g)                                  The Schedules to the Agreement are an integral part of the Agreement.

(h)                                 Any reference to “including” shall be understood as “including without limitation”.

(i)                                     Unless otherwise expressly set forth in this Agreement, all currency amount are, and shall be deemed to refer to, United States Dollars.

(j)                                    In determining the amount of any item referenced in this Agreement (including the net book value of the Construction Agreement and Cash and Cash Equivalents), all amounts that are in a currency other than the United States Dollar shall be converted into the United States Dollar at the prevailing exchange rate between the respective currencies as set forth in the web page of the Peruvian Superintendence for Banking, Insurance and Private Pension Fund Management Companies (Superintendencia de Banca, Seguros y AFP — SBS)(www.sbs.gob.pe), using the applicable average interbank sale/purchase exchange rate (tipo de cambio promedio de compra y venta interbancario applicable) on the last Business Day immediately preceding the applicable date.

1.2                               Definitions

In the Agreement, capitalised terms shall have, except if otherwise stated, the meanings set out below:

Affiliate(s)

means with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person at any time during the period for which the determination of affiliation is being made.

AG Officer Certificate	has the meaning ascribed to it in Section 5.2(b).

AG Peru	has the meaning ascribed to it in the preamble.

Agreement	has the meaning ascribed to it in the preamble.

Amendment No. 1 to Water Supply Agreement	has the meaning ascribed to it in Section 4.1(b)(ix).

Amendment No. 3 to Construction Agreement	has the meaning ascribed to it in Section 4.1(b)(x).

Assignment	has the meaning ascribed to it in the recitals.

Assignment Agreement	has the meaning ascribed to it in Section 2(b).

Assignment Price	means (i) the Base Purchase Price, minus (ii) the Escrow Amount, plus (iii) any amounts actually distributed to AG Peru in accordance with the Escrow Agreement.

Authorizations and Licenses	means all authorizations, permits and licenses that have been granted by any Governmental Authority and that are necessary pursuant to applicable Law to carry out the Business in its ordinary course.

Base Purchase Price

means an amount equal to (i) forty-two million, six hundred twenty-five thousand United States dollars (USD 42,625,000.00), minus the amount of all invoices issued by AG Peru to Miski Mayo pursuant to the Construction Agreement (whether or not paid) after September 1, 2016.

Books and Records	has the meaning ascribed to it in Section 7.4(c).

Business

means the operation and maintenance of the Water Plant and all related assets and properties, including the rights and obligations under the Construction Agreement and pursuant to the Water Supply Agreement.

Business Day

means a day other than Saturday, Sunday or a public holiday in the city of Lima, Peru, in the city of New York, State of New York, United States of America, or in the city of Rio de Janeiro, Brazil, pursuant to applicable Law.

Cash and Cash Equivalents

as of any specified date means the cash and cash equivalents of the Company, it being agreed that cash and equivalents include: (i) currency on hand; (ii) demand deposits with banks or financial institutions; (iii) other kinds of accounts that have the general characteristics of demand deposits; and (iv) short-term, highly liquid investments that are both readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value because of changes in interest rates, and cash and cash equivalents shall be calculated net of issued but uncleared checks and drafts issued by the Company and shall include checks and drafts received by the Company as of the close of business on the applicable date but not yet deposited.

Claim	means any claim for indemnification made by the Indemnified Party against the Indemnifying Party with respect to a Loss suffered by the Indemnified Party.

Claim Notice	has the meaning set forth in Section 9.3.

Claim Review Period	has the meaning set forth in Section 9.4.

Closing	means the completion of the Transaction.

Closing Cash

means (i) all Cash and Cash Equivalents of the Company as of the close of business on the Business Day immediately preceding the Closing Date, minus (ii) one hundred thousand United States Dollars (US$100,000) of Cash and Cash Equivalents of the Company.

Closing Date

means the date of the Closing, which shall take place within five (5) Business Days after the later of (i) the earlier of the date on which the Purchaser receives proceeds from the Financing or the IPO, and (ii) the date on which the latest of the Conditions Precedent has been satisfied or waived pursuant to Section 4.1, or any other date agreed by the Parties in writing.

Closing Indebtedness	means all Indebtedness of the Company as of the close of business on the Business Day immediately preceding the Closing Date.

Closing Working Capital	means the Working Capital of the Company as of the close of business on the Business Day immediately preceding the Closing Date.

Company	has the meaning ascribed to it in the recitals.

Company Contracts	has the meaning ascribed to it in Section 7.7(b).

Company Material Adverse Effect

means any change, event or effect that, individually or in the aggregate, has, had, or would reasonably be expected to have, a material adverse effect on the Business, the Company or the Water Plant, or in any manner on the assets, operations, properties, liabilities, cash flows or the results of operations or financial condition of the Business, the Company or the Water Plant; provided, however, that a Company Material Adverse Effect shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to (i) changes in accounting principles, or in any applicable laws or interpretations thereof by any Governmental Authority, (ii) changes in international or Peruvian banking, currency or capital markets or general economic, political or social conditions, (iii) changes, conditions or effects that generally affect the industries in which the Company operates; and (iv) any changes, conditions or effects in the Peruvian or foreign economic, legal, social, regulatory or political conditions or securities, financial, currency, capital or credit markets in general, including changes in interest rates or the availability of credit financing, except that with respect to clauses (i) through (iv) of this proviso, a determination of a Company Material Adverse Effect shall exclude only events, occurrences, facts, conditions, or changes that do not have a disproportionate impact on the Company relative to other comparable companies.

Conditions Precedent	means the conditions referred to it in Section 4.1.

Construction Agreement

means the “Contrato BA-31-2008: Diseño y Construcción de Instalaciones para Suministro de Agua”, entered into by and between Miski Mayo and AG Peru, dated August 31, 2009, as amended, including on December 16, 2009 and February 15, 2010.

Contract

means any contract, license, sublicense, mortgage, purchase order, indenture, loan agreement, lease, sublease, agreement or instrument or any binding commitment to enter into any of the foregoing (in each case, whether written or oral) to which the Company is a party or by which any of the Company’s assets is bound.

Control

For the purposes of the Agreement, a Person is deemed to control a company:

(i)                                    When it directly or indirectly holds more than fifty percent (50%) of the capital that gives it a majority of the voting rights at that company’s general meetings; or

(ii)                                 When it alone holds more than fifty percent (50%) of the voting rights in that company by virtue of an agreement entered into with other partners or shareholders; or

(iii)                              When it effectively determines the decisions taken at that company’s general meetings through the voting rights it holds;

(iv)                             When it directly or indirectly has the power to direct the management and policies of that company, whether through ownership of voting structure, by contract or otherwise; or

(v)                                When it is a partner in, or shareholder of, that company and has the power to appoint or dismiss the majority of the members of that company’s board of directors, administrative, management or supervisory structures.

The terms “controlling” and “controlled” have meanings correlative to the foregoing.

Consent Fee	has the meaning set forth in Section 4.3(e)

Disclosure Schedules

means as whole the disclosure schedules containing information and/or documents which are disclosed by any Seller to the Purchaser for the purposes of the Agreement, which Sellers have previously provided to the Purchaser.

Employee List	means the list of the current employees of the Company set forth on Exhibit D.

Escrow Account	means the escrow account established under the Escrow Agreement.

Escrow Agent	means an escrow agent mutually acceptable to Purchaser and AG Peru.

Escrow Agreement

means the escrow agreement to be entered into among Purchaser, AG Peru and the Escrow Agent in substantially the form set forth as Exhibit E to this Agreement, implementing the Escrow Account to support any payment to be made to Purchaser pursuant to Section 9 of this Agreement.

Escrow Amount	means US$2,500,000.

Estimated Adjustment Amount

means Estimated Working Capital minus Working Capital Target, plus Estimated Closing Cash, minus the absolute value of the Estimated Closing Indebtedness. For the avoidance of doubt, the Estimated Adjustment Amount may be positive or negative.

Escrow Release Date	has the meaning ascribed to it in Section 9.1(c).

Estimated Closing Indebtedness	has the meaning ascribed to it in Section 3.3(a)(i).

Estimated Closing Working Capital	has the meaning ascribed to it in Section 3.3(a)(i).

Financing

means, if applicable, the debt financing secured by the Purchaser to finance the Transactions based on the post-Closing cash flow from the Construction Agreement, which shall be on terms and conditions acceptable to the Purchaser in its sole and absolute discretion.

Final Adjustment Amount

means (i) Final Closing Working Capital minus Estimated Working Capital, plus (ii) Final Closing Cash minus Estimated Closing Cash, minus (iii) the absolute value of the Final Closing Indebtedness minus the absolute value of the Estimated Closing Indebtedness. For the avoidance of doubt, the Final Adjustment Amount may be positive or negative.

GAAP	means generally accepted accounting principles in the United States of America.

Governmental Authority

means the government of any nation, any state, city, locality or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government, including, without limitation, any tax authority, court, governmental or regulatory authority, governmental agency or commission.

Guaranteed Obligations	has the meaning ascribed to it in Section 14.

Hazardous Substances

means any waste, contaminant, pollutant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified, or regulated under or pursuant to any Peruvian environmental Law, and any other material or substance which may pose a threat to the environment or to human health and safety including, without limitation, asbestos, asbestos-containing materials, lead or lead-based paint, urea formaldehyde foam insulation, polychlorinated biphenyls, toxic mold, mildew or fungi, natural gas, oil, waste oil, petroleum, and petroleum products.

IFRS	means the International Financial Reporting Standards.

Indebtedness

means, without duplication, (i) any indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, other than such indebtedness that is considered a current liability under IFRS, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement or other Liability with respect to letters of credit, reserves, sinking funds or the like), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (vi) any Liabilities under leases that would be considered capitalized leases under IFRS, (vi) any indebtedness secured by a Lien on a Person’s assets, (viii) any amounts owed to any Person under any noncompetition, severance or similar arrangement (including any payroll or employment Taxes related thereto), (ix) any change-of-control or similar payment or increased cost that is triggered in whole or in part by any of the transactions contemplated by this Agreement, (x) any Liability of a Person under deferred compensation plans, phantom stock plans, severance or bonus plans, or similar arrangements in all cases made payable in whole or in part as a result of the transactions contemplated herein (including any payroll or employment Taxes related thereto), (xi) any off-balance sheet financing of a Person (but excluding all leases recorded for accounting purposes by the applicable Person as operating leases), (xii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing obligations computed as though payment is being made in respect thereof on the Closing Date, (xiii) any unpaid Transaction Expenses of the Company or the Sellers and (xiv) any unpaid amounts payable under any vehicle leases through the remainder of the term applicable thereto or otherwise or, if less, the amount required to payoff and retire the lease on the Closing Date.

Indemnified Party	means the Party or the Parties making a Claim under Section 10.

Indemnifying Party	means the Party or the Parties against whom a Claim is asserted under Section 10.

Insider

means any officer, director, employee, stock holder or other Affiliate of the Company or any of the Sellers, or any individual related by blood (direct ascendants or descendants and siblings), marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest.

Insurance Policies	means all the insurance policies under which the Company or, to the extent relating to the Company or to the Construction Agreement, any of the

Sellers is, or has been since January 1, 2010, an insured, co-insured, additional insured or otherwise covered as a beneficiary.

Intellectual Property

means all (a) trademarks, service marks, Internet domain names, logos, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals and extensions of same, (b) patents, registrations, invention disclosures and applications therefore, including divisionals, continuations, continuations-in-part and renewal applications, and including renewals, extensions, substitutes, reexaminations and reissues; (c) trade secrets; and (d) copyrights, and registrations and applications therefore, and all renewals, extensions, restorations and reversions thereof.

Interim Period	has the meaning set out in Section 6.1.

IPO

means the consummation of the first firm commitment underwritten public offering of the capital stock of an Affiliate of the Purchaser under the United States Securities Act of 1933, which shall be on terms and conditions acceptable to the Purchaser in its sole and absolute discretion.

Law

means any treaty, directive, statute, law, decree, order, code, ordinance, writ, rule, judgement or regulation enacted or promulgated by any competent Governmental Authority in the proper exercise of its jurisdiction, as amended and in effect.

Liability

means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

Liens

means all liens, mortgages, security interests, pledges, rights of third parties, options or other charges, encumbrances, mobile guarantees (garantías mobiliarias), fiduciary trusts, usufruct agreements, easements, assignment of rights or other transfer restrictions.

Listed Disclosure Information	has the meaning set out in Section 12.2(a).

Long Stop Date	means October 31, 2016.

Loss(es)

means, without duplication, any and all loss, liability, damage, lost profit, cost, penalty or expense (including reasonable attorney’s fees and expenses) suffered by the Indemnified Party but excluding any opportunity costs and internal management, administrative or overhead costs.

Miski Mayo	has the meaning ascribed to it in the recitals.

Mutual Conditions Precedent	has the meaning ascribed to it in Section 4.1(a).

Non-Compete Period	has the meaning ascribed to it in Section 11.9.

Offer Notice	has the meaning ascribed to it in Section 11.13.

Officer Certificates	has the meaning ascribed to it in Section 5.2(c).

Operation and Maintenance Management Agreement

means the “Operation and Maintenance Management Agreement” (Contrato de Gestión de Operación y Mantenimiento) entered into by and between the Company and AG Peru on July 10, 2010, as amended on June 1, 2016.

Panorama	has the meaning ascribed to it in the preamble.

Panorama Officer Certificate	has the meaning ascribed to it in Section 5.2(c).

Partners	has the meaning ascribed to it in Section 7.20(b).

Party or Parties	has the meaning ascribed to it in the preamble.

Person

means a natural person, partnership, company, corporation, limited liability company, fund advised or managed by a Person, business trust, joint stock company, trust, unincorporated association, joint venture or other entity, organisation or undertaking.

Peru	means the Republic of Peru.

Permitted Payments

means the following payments, transfers or accruals, or commitments or agreements that entail such payments, transfers or accruals:

(i) any payment made in the ordinary course of business consistent with past practices, that is individually under twenty thousand US dollars (USD 20,000) and that collectively do not exceed two hundred thousand US dollars (USD 200,000);

(ii) any payment of staff wages in the ordinary course of business consistent with past practices; or

(iii) any identified item agreed in writing between the Parties.

Purchaser	has the meaning ascribed to it in the preamble.

Purchaser Conditions Precedent	has the meaning ascribed to it in Section 4.1(b).

Purchaser Guarantor	has the meaning ascribed to it in the recitals.

Purchaser Indemnified Party	has the meaning ascribed to it in Section 9.1(a).

Purchaser’s Portion	has the meaning set forth in Section 4.3(e).

Reference FS

means the Company’s audited financial statements as of and for fiscal year ended on 31 December 2015. A complete and accurate copy of the Reference FS, together with the audit report of the auditors thereon has been previously provided by Sellers to the Purchaser.

Release

means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Substance into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance).

Right of First Offer	has the meaning ascribed to it in Section 11.13.

Seller Indemnified Party	has the meaning ascribed to it in Section 9.2(a).

Sellers	has the meaning ascribed to it in the preamble.

Sellers’ Conditions Precedent	has the meaning ascribed to it in Section 4.1(c).

Sellers’ Material Adverse Effect	means any change or effect having a material adverse effect on the ability of Sellers to timely perform its obligations hereunder or timely consummate the transactions contemplated hereby.

Sellers’ Knowledge

means the actual knowledge of any of the Sellers or the general manager of the Company or any of the senior managers of the Sellers (including the individuals listed in part A of Schedule 1.2) of a fact or situation, or the knowledge any of them should have had after having made reasonable enquiries, except with respect to Section 7.21 for which Sellers’ Knowledge means the actual knowledge of the individuals listed in part B of Schedule 1.2 of a fact or situation or the knowledge any of them should have had after having made reasonable enquiries.

Sellers’ Warranties	has the meaning set out in Section 7.

Shares	means 100% of the share capital and voting rights of the Company, consisting of three million, one hundred thirty-nine thousand, six hundred thirty-one (3,139,631) shares as described in the recitals.

Shares Purchase Price	means (i) two million, five hundred thousand United States Dollars (US$2,500,000), plus (ii) the Estimated Adjustment Amount, plus (iii) the Final Adjustment Amount.

Share Transfer Document	has the meaning ascribed to it in Section 2(a).

Signing Date	means the date hereof.

Soles/PEN	means the lawful currency of Peru.

Suppliers	has the meaning ascribed to it in Section 7.20(a).

Tax

means any direct or indirect taxes, levies, imposts, duties or other charges of similar nature, including, without limitation, taxes on income or profits, business tax, local taxes, withholding taxes, property taxes, value added taxes, registration duties, social charges, transfer tax, customs and excise duties and sales taxes, direct or indirect taxes with respect to capital gain, payroll, social security, all of which are levied, imposed, collected or assessed by any Governmental Authority, including any interest for late payment, penalties, fines, additions to tax or additional taxes that may become payable in respect thereof.

Third Party	means any Person that is neither a Party, nor an Affiliate of a Party, nor the Company.

Third Party Claims	has the meaning ascribed to it in Section 9.3.

Transaction	has the meaning ascribed to it in the recitals.

Transaction Expenses

means any Liabilities incurred by or on behalf of the Company (including any fees, costs and expenses incurred by or on behalf of the Sellers or the Company) in connection with the transactions contemplated by this Agreement, the consummation of the transactions contemplated hereby or in connection with any other alternative transaction considered by the Company or the Sellers.

Transition Services Agreement	means the Transition Services Agreement to be entered into by and between AG Peru, the Purchaser and the Company in form and substance satisfactory to the Purchaser and Sellers.

United States Dollar or US$/USD	means the lawful currency of the United States of America.

Vale	means Vale S.A., a company incorporated under the laws of Brazil.

Vale Corporate Guarantee

means the corporate guarantee granted by Vale in favor of AG Peru, in order to guarantee the obligations assumed by Miski Mayo under the Construction Agreement (i.a., Sections 6.1 (II) and 12.2 of the Construction Agreement).

Water Plant	means the facilities (i.a., water plant, pipeline and any related equipment) constructed by AG Peru, as per the Construction Agreement.

Water Supply Agreement	means the “Contrato BA-031-2008: Suministro de Agua”, entered into by and between Miski Mayo and the Company, dated July 10, 2010, as amended.

Working Capital

means the current assets of the Company (excluding Cash and Cash Equivalents, and any account receivable with, or other amounts payable to the Company by, Affiliates of the Company or any of the Sellers, but including any income tax advance payments) minus the current liabilities of the Company (excluding current portion of the Indebtedness but including all current and long term tax Liabilities that have or should have been paid, become payable or being accrued through the Closing Date), in each case on a consolidated basis, as of the close of business on the Business Day immediately preceding the Closing Date, and as determined in accordance with IFRS and, to the extent in accordance with IFRS, using the methodologies, practices and procedures applied in the preparation of the Reference FS. For the avoidance of doubt, Working Capital as calculated for purposes of this Agreement shall include long term, as well as, current assets and Liabilities relating to Taxes. Working Capital shall exclude (i) any assets acquired by the Company in violation of Section 6.1 and (ii) any assets identified by the Purchaser as obsolete or not usable or not to be used by the Company in the ordinary course of business after the Closing, subject to review by the Sellers.

Working Capital Target	means five hundred thousand United States Dollars (US$500,000).

2.                                      THE TRANSACTION

Subject to the fulfilment of the Conditions Precedent:

(a)                                Panorama hereby undertakes to sell to Purchaser (or its designee), and the Purchaser (or its designee) hereby undertakes to purchase, the Shares at the Closing, subject to the terms and conditions of the Agreement. The Shares shall be sold free from any Liens and together with all rights attached to them, including all rights to dividend payments as from the date hereof. The transfer of the Shares shall be effected pursuant to the short-form share transfer agreement to be entered into between Panorama and the Purchaser on the Closing Date (the “Share Transfer Document”), in substantially the form set forth as Exhibit B.

(b)                                AG Peru shall assign, convey and transfer to Purchaser (or its designee) all rights and obligations under or related with the Construction Agreement (including (i) any and all of AG Peru’s right, title and interest (if any) in and to the Water Plant and any related assets, and (ii) all rights and obligations under or related to the Vale Corporate Guarantee) at the Closing, subject to the terms and conditions of the Agreement, excluding the right to receive payments under the Construction Agreement of invoices properly issued by AG Peru to Miski Mayo before the Closing, whether or not paid. The Assignment shall be effected pursuant to the agreement for the assignment of the Construction Agreement entered into between AG Peru and the Purchaser with the intervention of Miski Mayo on the Closing Date (the “Assignment Agreement”).

3.                                      PURCHASE PRICE

3.1                               Amount

The purchase price to be paid by the Purchaser shall equal:

(a)                                 the Shares Purchase Price, which shall be paid to Panorama for the purchase of the Shares; plus

(b)                                 the Assignment Price, which shall be paid to AG Peru for the Assignment.

3.2                               Payment of the Purchase Price

(a)                                 Before the Closing, the Sellers shall pay, and cause all Affiliates of the Company or the Sellers to pay, all accounts receivable of the Company and other amounts owed to the Company by the Sellers and all Affiliates of the Company or the Sellers.

(b)                                 At the Closing, the Purchaser shall pay the following:

(i)                                     to AG Peru, an amount equal to (i) the Base Purchase Price, minus (ii) the Escrow Amount, which shall be paid in immediately available funds by means of a wire transfer to the bank account of AG Peru identified in Schedule 1, which shall be opened in a Peruvian bank;

(ii)                                  to Panorama, (i) two million, five hundred thousand United States Dollars (US$ 2,500,000), plus (ii) the Estimated Adjustment Amount, which shall be paid in immediately available funds by means of a wire transfer to the bank account of Panorama identified in Schedule 3, which shall be opened in a Peruvian bank;

(iii)                               to the Escrow Agent, an amount equal to the Escrow Amount, which shall be paid in immediately available funds by means of a wire transfer to the bank account of the Escrow Agent identified at least two (2) Business

Days before the Closing by the Escrow Agent, which shall be opened in a Peruvian bank, and shall be deposited in the Escrow Account.

3.3                               Certain Purchase Price Adjustments

(a)                                 Preparation of Estimated Closing Statement.

(i)                                     Sellers shall prepare in good faith and, at least three (3) Business Days before the Closing Date, deliver to Purchaser a written statement (such statement in form and substance reasonably acceptable to Purchaser, the “Estimated Closing Statement”) setting forth (A) an estimated balance sheet of the Company, as of the close of business on the Business Day immediately preceding the Closing Date, reflecting thereon the Company’s best estimate of all balance sheet items of the Company (the “Estimated Closing Balance Sheet”), (B) its good faith estimate of (1) Closing Working Capital (“Estimated Working Capital”), (2) the Closing Cash (“Estimated Closing Cash”), and (3) the Closing Indebtedness (the “Estimated Closing Indebtedness”) and (C) the Company’s calculation of the Estimated Adjustment Amount, together with any information that Purchaser may reasonably request to verify the amounts reflected in the Estimated Closing Statement.  The Estimated Closing Balance Sheet shall be prepared in accordance with IFRS and, to the extent in accordance with IFRS, using the methodologies, practices and procedures applied in the preparation of the most recent audited financial statements of the Company.

(ii)                                  Following receipt of the Estimated Closing Statement, the Company shall permit Purchaser and its representatives at all reasonable times and upon reasonable notice to review the Company’s working papers relating to the Estimated Closing Statement (including the Estimated Working Capital) as well as all of the Company’s accounting books and records relating to the determination of the Estimated Closing Statement, and the Company shall make reasonably available its representatives responsible for the preparation of the Estimated Statement in order to respond to the reasonable inquiries of Purchaser.  Prior to Closing, the parties shall discuss in good faith the computation of any of the items on the Estimated Closing Statement.

(b)                                 Preparation of Final Closing Statement.

(i)                                     On or before the date that is ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Sellers a written statement (the “Closing Statement”) setting forth (A) an unaudited balance sheet of the Company as of the close of business on the Business Day immediately preceding the Closing Date (the “Closing Balance Sheet”), (B) a calculation of (1) Closing Working Capital, (2) the Closing Cash, and (3) the Closing Indebtedness and (C) Purchaser’s calculation of the Final Adjustment Amount, together with reasonably detailed supporting financial information therefor and such other information that Sellers may reasonably request to verify the amounts reflected in the Closing Statement.  The Closing Balance Sheet shall be prepared in accordance with IFRS and, to the extent in accordance with IFRS, using the methodologies, practices and procedures applied in the preparation of the most recent audited financial statements of the Company.

(ii)                                  Unless Sellers deliver a Dispute Notice (as defined below) within thirty (30) days after receipt of the Closing Statement (the “Dispute Period”), such Closing Statement shall be deemed the “Final Closing Statement,” shall be binding upon the Sellers and Purchaser and shall not be subject to dispute or review.  If Sellers disagree with any item on the Closing Statement, Sellers may, within the Dispute Period, notify Purchaser in writing (the “Dispute Notice”), which Dispute Notice shall provide reasonable detail of the nature of each disputed item on the Closing Statement, including all supporting documentation relating thereto, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Closing Statement delivered pursuant to this Section 3.3(b).  Purchaser and Sellers shall first use commercially reasonable efforts to resolve such dispute between themselves.  If Purchaser and Sellers are able to resolve such dispute, the Closing Statement shall be revised to the extent necessary to reflect such resolution, shall be deemed the “Final Closing Statement” and shall be conclusive and binding upon the Sellers and Purchaser and shall not be subject to dispute or review.  If Purchaser and Sellers are unable to resolve the dispute within forty-five (45) days after receipt by Purchaser of the Dispute Notice, either Purchaser or Sellers may submit the dispute to Ernst & Young (the “Accountants”).  The Accountants shall act as experts and not arbiters and shall determine only those items that remain in dispute on the Closing Statement, and in connection therewith the determination of the Accountants shall either adopt the position of Sellers or Purchaser or result in an adjustment that is within the range of those respective positions.  In resolving any disputed item, the Accountants may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the least value for such item claimed by either Party.  Promptly, but no later than thirty (30) days after engagement, the Accountants shall deliver a written report to Purchaser and Sellers as to the resolution of the disputed items, the resulting Closing Statement and the resulting calculation of Closing Working Capital, Closing Cash and Closing Indebtedness.  The Closing Statement as determined by the Accountants shall be deemed the “Final Closing Statement,” shall be conclusive and binding upon the Sellers and Purchaser and shall not be subject to dispute or review.  The fees and expenses of the Accountants in connection with the resolution of disputes pursuant to this Section 3.3(b) shall be paid by Purchaser and Sellers, in inverse proportion as they may prevail (based on the Final Adjustment Amount as compared to the Adjustment Amounts proposed by Purchaser and Sellers, respectively), as determined by the Accountants.  Purchaser and Sellers agree that they will, and agree to cause their respective representatives and independent accountants to cooperate and assist in the preparation of the Closing Statement and in the conduct of reviews referred to in this Section 3.3(b), including, without limitation, promptly making available the books, records, work papers and personnel of the Company and Sellers reasonably requested by Purchaser or Sellers at any time during such review. The Closing Working Capital, Closing Cash and Closing

Indebtedness, each as finally determined in accordance with this Section 3.3(b), shall be referred to as the “Final Closing Working Capital,” “Final Closing Cash,” and “Final Closing Indebtedness,” respectively.

(iii)                               If the Final Adjustment Amount is a positive number, then within three (3) Business Days following determination of the Closing Working Capital in accordance with Section 3.3(b), Purchaser shall pay or cause to be paid to Panorama an amount equal to the Final Adjustment Amount.

(iv)                              If the Final Adjustment Amount is a negative number, then within three (3) Business Days following determination of the Closing Working Capital in accordance with Section 3.3(b), Sellers shall pay or cause to be paid to Purchaser an amount equal to the Final Adjustment Amount.

3.4                               Sellers’ Deliverables on the Signing Date

On the Signing Date, the Sellers shall have delivered to the Purchaser:

(a)                                 the minutes of Panorama’s shareholders meeting approving the sale of the Shares to the Purchaser, in the terms and conditions set forth in this Agreement.

(b)                                 evidence that the required corporate approvals and consents by AG Peru’s appropriate corporate bodies have been duly obtained, in connection with the Assignment, in the terms and conditions set forth in this Agreement.

(c)                                  the minutes of the shareholders meeting approving the Company’s financial accounts for financial year 2015 and the Reference FS, attached as Exhibit A.

4.                                      CONDITIONS PRECEDENT

4.1                               Applicable Conditions Precedent

(a)                                 The obligation of each Party to consummate the Transaction is subject, prior to Closing, to the satisfaction or waiver by such Party of all the following conditions precedent (the “Mutual Conditions Precedent”):

(i)                                     No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any state (whether in Peru or any other country), provincial, local or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded or materially or adversely affect the right of the Purchaser to acquire, own or operate the Company, the Business or the Water Plant, or to be assigned, conveyed and transferred the Assignment, and no judgment, decree, injunction, order or ruling shall have been entered that has any of the foregoing effects.

(b)                                 The obligation of the Purchaser to consummate the Transaction is subject, prior to Closing, to the satisfaction or waiver by the Purchaser of all the following conditions precedent (the “Purchaser Conditions Precedent”):

(i)                                   The representations and warranties of the Sellers contained in this Agreement shall have been true and correct on the Signing Date and shall be true and correct as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true, correct and complete on the date or during the range of dates so specified).

(ii)                                The Sellers shall have performed and complied in all material respects with each of the covenants and obligations under the Agreement required to be performed and complied with by such parties as of the Closing.

(iii)                             Since the date hereof and until the Closing, there shall not have occurred any change, effect, event, occurrence, development or state of facts that, individually or in the aggregate with all such other events or conditions, has had or would reasonably be expected to have a Company Material Adverse Effect or a Sellers’ Material Adverse Effect.

(iv)                            Vale shall have consented to the assignment of the Vale Corporate Guarantee in favor of the Purchaser (or its designee) on terms and conditions acceptable to the Purchaser in its sole and absolute discretion.

(v)                               The Purchaser shall have completed and actually received proceeds from either the Financing or the IPO, in either case on terms and conditions satisfactory to the Purchaser in its sole and absolute discretion.

(vi)                            Panorama shall be the sole owner of the Shares.

(vii)                         Panorama and AG Peru shall have delivered the executed Officer Certificates.

(viii)                      The Purchaser shall have completed, to its entire satisfaction, all of the evaluation of the Water Plant specified in Exhibit C, with results satisfactory to the Purchaser in its sole and absolute discretion.

(ix)                            The Purchaser or any Affiliate thereto have entered into the following agreements with Miski Mayo and, with respect to the Assignment Agreement, AG Peru, and each such agreement in form and substance satisfactory to Purchaser in its sole and absolute discretion is in full force and effect, and has not been amended, terminated, cancelled or repudiated by any party thereto:  (A) the Assignment Agreement and (B) the “Primera Adenda al Contrato BA 031-2008 de Suministro de Agua” (the “Amendment No. 1 to Water Supply Agreement”).

(x)                               AG Peru and Miski Mayo have entered into the “Tercera Adenda al Contrato BA-31-2008: Diseño y Construcción de Instalaciones para Suministro de Agua”, in form and substance satisfactory to Purchaser in its sole and absolute discretion (the “Amendment No. 3 to Construction Agreement”), which is in full force and effect, and has not been amended, terminated, cancelled or repudiated by any party thereto.

(xi)                            The Transition Services Agreement shall be in form and substance satisfactory to the Purchaser in its sole and absolute discretion.

(xii)                         The Company shall have in its bank accounts at Closing at least one hundred thousand United States Dollars (US$ 100,000) of Cash and Cash Equivalents, which shall be free and clear of any Liens.

(xiii)                      AG Peru and the Escrow Agent have entered into the Escrow Agreement, which is in full force and effect, and has not been amended, terminated, cancelled or repudiated by any party thereto.

(c)                                  The obligation of each Seller to consummate the Transaction is subject, prior to Closing Date, to the satisfaction or waiver by such Party of all the following conditions precedent (the “Sellers’ Conditions Precedent” and together with the Mutual Conditions Precedent and the Purchaser Conditions Precedent, the “Conditions Precedent”):

(i)                        The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct on the Signing Date and shall be true and correct as of the Closing Date, except to the extent that any representation or warranty is limited by its terms to a specific date or range of dates (in which case such representation and warranty need only be true, correct and complete on the date or during the range of dates so specified).

(ii)                     The Purchaser shall have performed and complied in all material respects with each of the covenants and obligations under the Agreement required to be performed and complied with by the Purchaser as of the Closing.

(iii)                   Purchaser and the Escrow Agent have entered into the Escrow Agreement, which is in full force and effect, and has not been amended, terminated, cancelled or repudiated by any party thereto.

4.2                               Long Stop Date

Except for the provisions of Sections 11 to 13, the Agreement will lapse and will be automatically terminated on the Long Stop Date, unless the Parties agree in writing to extend such deadline if: (i) any of the Conditions Precedent has not been satisfied, or waived by the Purchaser or the Sellers, as the case may be, or (ii) any of the documents referred to in Section 5.2 has not been provided by the Sellers, unless such provision is waived by the Purchaser, or by the Purchaser, unless such provision is waived by the Sellers, as the case may be.

4.3                               Undertakings

(a)                               The Sellers and Purchaser shall use their respective commercially reasonable efforts to cause all the Mutual Conditions Precedent to be satisfied before the Long Stop Date.  The Sellers shall use their respective commercially reasonable efforts to cause all the Seller Conditions Precedent to be satisfied before the Long Stop Date.  The Purchaser shall use its commercially reasonable efforts to cause all the Purchaser Conditions Precedent to be satisfied before the Long Stop Date.

(b)                               The Parties shall keep each other regularly informed of the progress and status of the completion of the Conditions Precedent.

(c)                                The Purchaser shall use its commercially reasonable efforts to obtain the formal release and exclusion of the Persons listed in Schedule 4.3(c) from any obligation and liability assumed by them in order for the Company to obtain the Certificado de Usuario de Insumos Químicos y Bienes Fiscalizados (IQBF), within 30 days after the Closing Date. If the Purchaser is not able to obtain the release within the period aforementioned, the Persons listed in Schedule 4.3(c) are entitled to request the applicable Governmental Authority their immediate release.

(d)                               Other than as provided under Section 5.2(a)(iv), if requested by the Purchaser, the Sellers shall, and shall cause the Company to, terminate, effective as of the Closing, all powers of attorney of the Company that authorize or empower any person to act for or on behalf of the Company.

(e)                                The Purchaser and the Sellers have agreed to pay Miski Mayo an aggregate of USD 1,200,000 (the “Consent Fee”) as a fee for obtaining Miski Mayo’s (A) consent to the Assignment and (B) agreement to all changes to the Construction Agreement and the Water Supply Agreement required by the Purchaser.  The Purchaser shall pay half of such fee (the “Purchaser’s Portion”), and the Sellers or the Company shall pay the other half of such fee.  Before the Closing, the Purchaser and the Sellers shall mutually agree on the manner in which such fee shall be paid.  Such fee shall be paid at or before the Closing. For the avoidance of doubt, the Purchaser’s Portion of the Consent Fee will be paid on behalf of the Sellers as part of the Consent Fee.

5.                                      CLOSING

5.1                               Closing Date

The Closing shall take place in the offices of Estudio Muñiz located at Las Begonias 475, 6to piso, San Isidro, Peru, on the Closing Date, after and subject to the satisfaction or waiver of the Conditions Precedent.

All the actions referred to in Section 5.2 below shall be completed at the Closing and, unless waived by the recipient Party, in the event of non-delivery of any document listed in Section 5.2. below, the Closing shall be postponed until such date said document can be delivered provided that, it shall not in any case take place after the Long Stop Date.

At the Closing, Panorama shall transfer to the Purchaser, free of any Liens, the ownership of the Shares, and the Purchaser shall accept the transfer of the Shares, free and clear of all Liens, and AG Peru shall assign, convey and transfer to the Purchaser all rights and obligations under the Construction Agreement (including (i) any and all of AG Peru’s right, title and interest (if any) in and to the Water Plant and any related assets as will be provided in the Assignment Agreement, and (ii) all rights and obligations under or related to the Vale Corporate Guarantee, excluding the right to receive payments under the Construction Agreement of invoices properly issued by AG Peru to Miski Mayo before the Closing), with the express consent of Miski Mayo and Vale, and the Purchaser shall accept the assignment, conveyance and transfer of all rights and obligations under the Construction Agreement (including (i) any and all of AG Peru’s right, title and interest (if any) in and to the Water Plant and any related assets as will be provided in the Assignment Agreement, and (ii) all rights and obligations under or related to the Vale Corporate Guarantee, excluding the right to receive payments under the Construction Agreement of invoices properly issued by AG Peru to Miski Mayo before the Closing).  The Share Transfer Document and Assignment Agreement are intended to implement these actions.

5.2                               Closing Deliverables

(a)                                 At Closing, the Purchaser shall deliver to the Sellers (or cause to be delivered):

(i)                 evidence satisfactory to the Sellers that the amounts required to be paid to the Sellers in accordance with Section 3.2 hereof have been paid in the manner set forth in Section 3.2 hereof;

(ii)              evidence satisfactory to the Sellers that the corresponding Escrow Amount has been transferred to the Escrow Account, in the manner set forth in Section 3.2 hereof;

(iii)           to each Seller, a full and unconditional release, in form and substance mutually acceptable to the Purchaser and the Sellers, in favor of the officers of the Company listed in Schedule 5.2(a) (iii) who resign effective as of the Closing, with respect to any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) arising as a result of or incurred in connection with such officer’s services as an officer of the Company, provided, however, that in no case shall the release include any claims, demands, suits actions, causes of actions, losses of damages, obligations, liabilities, costs and expenses (including attorney’s fees and courts costs) caused by the unlawful or criminal actions, unlawful or criminal omissions, fraud, willful misconduct (dolo) or gross negligence of any of said officers;

(iv)          a full release, in form and substance mutually acceptable to the Purchaser and the Sellers, in favor of the officers of the Company listed in Schedule 5.2(a)(iv) who at Closing (and during a period of thirty (30) days following the Closing Date) will maintain, and exercise if required (solely upon prior written instructions from Purchaser or any of its Affiliates), their powers of attorney to act on behalf of the Company, with respect to any and all claims, demands, suits, actions, causes of action, losses, damages, obligations, liabilities, costs and expenses (including attorneys’ fees and court costs) arising as a result of or incurred in connection with such powers of attorney exercised on behalf of the Company as per the prior written instructions from Purchaser or any of its Affiliates, provided, however, that in no case shall the release include any claims, demands, suits actions, causes of actions, losses of damages, obligations, liabilities, costs and expenses (including attorney’s fees and courts costs) caused by the unlawful or criminal actions, unlawful or criminal omissions, fraud, willful misconduct (dolo) or gross negligence of any of said officers

(v)             a certificate signed by an authorized officer of the Purchaser, dated as of the Closing Date, confirming the matters set forth in Section 8 hereof; and

(vi)          copies of the Escrow Agreement, the Transition Services Agreement, the Assignment Agreement and the Share Transfer Document duly executed by the authorized officers of the Purchaser and the Escrow Agent (only in respect of the Escrow Agreement).

(b)                                 At the Closing, AG Peru shall deliver to Purchaser:

(i)                 copies of the Escrow Agreement, the Transition Services Agreement and the Assignment Agreement duly executed by the authorized officers of AG Peru, the Company (only in respect of the Transition Services Agreement) and Miski Mayo (only in respect of the Assignment Agreement).

(ii)              copies of the Amendment No. 1 to Water Supply Agreement and the Amendment No. 3 to Construction Agreement duly executed by the authorized officers of AG Peru (only in respect of the Amendment No. 3 to Construction Agreement), the Company (only in respect of the Amendment No. 1 to Water Supply Agreement) and Miski Mayo.

(iii)           a copy of the Vale Guarantee duly assigned in favor of Purchaser and the corresponding letter issued by Vale S.A. consenting to the assignment of the Vale Corporate Guarantee in favor of the Purchaser (or its designee);

(iv)          a certificate signed by an authorized officer of AG Peru, dated as of the Closing Date, confirming the matters set forth in Section 7 (the “AG Officer Certificate”); and

(v)             a certificate in form and substance satisfactory to Purchaser, validly executed by the General Manager of AG Peru, certifying (i) the incumbency of officers of the executing documents executed and delivered in connection herewith, (ii) the copies of the articles of association, each as in effect as of the Closing and (iii) a copy of the final internal approval granted by the competent corporate bodies of AG Peru authorizing and approving the applicable matters contemplated hereunder.

(c)                                  At the Closing, Panorama shall deliver to the Purchaser:

(i)                 Share Transfer Document duly executed by Panorama;

(ii)              the Company’s stock ledger (Matricula de Acciones) and the shares certificate evidencing the transfer of the Shares;

(iii)         One or more definitive share certificates representing the Shares, with the pertinent annotation of the transfer in favor of the Purchaser;

(iv)          resignation letters for the following employees and officers of the Company, effective as of the Closing Date, together with proof of payment by the Company of all corresponding legal benefits under the applicable Laws: Gustavo Leonardo Guimaraes Passos;

(v)             evidence satisfactory to the Purchaser that the Operation and Maintenance Management Agreement has been terminated and/or is no longer in force;

(vi)          a certificate in form and substance satisfactory to Purchaser, validly executed by the Secretary of Panorama, certifying (i) the incumbency of officers of the executing documents executed and delivered in connection herewith, (ii) the copies of the articles of association and bylaws, each as in effect as of the Closing and (iii) a copy of the final internal approval granted by the competent corporate bodies of Panorama authorizing and approving the applicable matters contemplated hereunder;

(vii)       a certificate signed by an authorized officer of Panorama, dated as of the Closing Date, confirming the matters set forth in Section 7 (the “Panorama Officer Certificate” and collectively with the AG Officer Certificate, the “Officer Certificates”); and

(viii)    evidence satisfactory to the Purchaser that Panorama owns directly one hundred percent (100%) of the share capital and voting rights of the Company.

6.                                      MANAGEMENT OF THE COMPANY UNTIL THE CLOSING DATE

6.1                               Conduct of the Business

From the Signing Date until the Closing (the “Interim Period”), the Sellers shall cause the Company to conduct its business in the normal course of business and consistently with past practices under arm’s length conditions, and in compliance with the applicable Law in all material respects, so as to preserve the value of the Company’s goodwill and the relationships with its employees, suppliers and customers. In such respect, the Sellers shall cause the Company to solely perform Permitted Payments and thus not to effect any other payments or disbursements without the prior written consent of Purchaser. Furthermore, any of the following actions or commitments by the Company or any of the Sellers shall require the prior consultation with, and written consent of, the Purchaser from the Signing Date until the Closing or termination of this Agreement, whichever earlier:

(a)                                Entering into any transaction or undertake any action, or omit to take any action, that would reasonably be expected to result in a Company Material Adverse Effect or a Sellers’ Material Adverse Effect;

(b)                                Amending any of the Company’s organizational documents (whether by merger, consolidation or otherwise);

(c)                                 Liquidating, dissolving or effecting a recapitalization or reorganization in any form of transaction;

(d)                                Increasing the compensation of any of the Company’s officers, or granting any salary or benefits increase to the Company’s employees;

(e)                                 Entering into any Contract for, or effecting, the purchase, sale, transfer, license, lease, assignment, or other disposition of (i) all or any portion of the assets (other than the sale of inventory in the ordinary course of business consistent with past practice), share capital or voting rights of the Company, (ii) the Construction Agreement, the Water Supply Agreement, or the Vale Corporate Guarantee, or any rights or claims thereunder, or (iii) the Water Plant or any assets of any of the Sellers relating to the Water Plant;

(f)                                  Other than in the ordinary course of business, entering into, amending, waiving any rights under or, terminating any Contract, other than the Construction Agreement, the Water Supply Agreement, or the Vale Corporate Guarantee (to which this clause shall not apply).

(g)                                 Amending, modifying, waiving or releasing any right or claim of the Company or any Seller under or relating to the Water Supply Agreement, the Vale Corporate Guarantee or the Construction Agreement or the Water Plant;

(h)                                Making or changing any Tax election, changing any annual Tax accounting period, adopting or changing any method of Tax accounting, filing any amended Tax return, entering into any closing agreement with respect to Taxes, settling any Tax claim or assessment, surrendering any right to claim a Tax refund, or consenting to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(i)                                    Incurring any Indebtedness, or any indebtedness for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise, if payment is due more than thirty (30) days after purchase or delivery;

(j)                                   Providing any loans or advances to employees made in the ordinary course of business consistent with past practice, provided that such loans, together with all such other loans outstanding, do not exceed US$ 5,000 in the aggregate;

(k)                                Permitting any assets to be subject to any Liens;

(l)                                    Permitting any of the Shares to be subject to any Liens or issuing additional shares;

(m)                            Declaring, paying or providing for any dividend or other distribution with respect to any shares of capital stock of the Company, or making any intra group or third party cash transfers out of the Company’s bank accounts of any of the ordinary course of business operating cash flows on an after tax basis generated by the Company’s business between the Signing Date until the Closing Date, except for cash dividends that are declared and paid, in accordance with the applicable Law, before the Closing Date from available cash;

(n)                                Entering into any transactions with any Affiliate of any Seller or any employee, consultant or non-executive director of any Seller, their Affiliates or any such related persons;

(o)                                Acquiring any business or Person, by merger or consolidation, or purchasing substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entering into any Contract, letter of intent or similar arrangement with respect to the foregoing;

(p)                                Introducing any material change to the Company’s accounting principles, practices or methods, except as required or permitted by Law;

(q)                                Entering into any waiver, modification or amendment to the Construction Agreement, the Vale Corporate Guarantee or the Water Supply Agreement except as otherwise permitted herein;

(r)                                   Making any changes, modifications, repairs (other than those expressly required under the Water Supply Agreement) or improvements to the Water Plant;

(s)                                  Entering into any Contract, commitment, understanding or arrangement other than one constituting or involving a Permitted Payment; or

(t)                                   Agreeing or committing to do any of the foregoing.

6.2                               Other Actions

Any action or transaction to be performed or carried out by the Sellers or the Company in the Interim Period that is not permitted under Section 6.1 above shall be permitted only if consented to in writing by the Purchaser.

The Purchaser shall in no event be held liable for the consequence of any lack of written consent in connection with the above paragraph.

6.3                               Insurance

Sellers shall cause the Company to maintain the expiry date of all Insurance Policies pursuant to the expiry date mentioned on Section 7.13 of the Disclosure Schedules. In case any Insurance Policy expire prior to the Closing Date, the Sellers shall cause the Company to renew such Insurance Policy under similar terms and conditions.

6.4                               Water Plant

From and after the Closing, AG Peru shall not, and AG Peru shall cause its Affiliates and its and its Affiliates’ equity holders, creditors and lenders (in their capacities as such), not to, (i) assert or otherwise claim (x) any right, title or interest in or to the Water Plant, any related assets or any portion or component thereof, or (y) any Liens or other encumbrances of any kind on the Water Plant, any related assets or any portion or component thereof, and (ii) acknowledge, condone, agree to, or support in any manner, any assertion or other claim by any person other than the Purchaser (or its designee) of (x) any right, title or interest in or to the Water Plant, any related assets or any portion or component thereof, or (y) any Liens or other encumbrances of any kind on the Water Plant, any related assets or any portion or component thereof.

6.5                               Retained Cash

The Sellers shall cause the Company to have in its bank accounts at Closing at least one hundred thousand United States Dollars (US$ 100,000) of Cash and Cash Equivalents, which shall be free and clear of any Liens.

7.                                      REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedules, each of the Sellers hereby represents and warrants to the Purchaser that (the “Sellers’ Warranties”):

7.1                               Panorama

(a)                                Panorama is a corporation (sociedad anónima) duly organized, validly existing and in good standing under the laws of Peru. Panorama is not subject to or threatens to be neither subject to any safeguard, bankruptcy or insolvency proceedings, nor to any other similar proceedings under any applicable Law.

(b)                                Panorama has full right, capacity, power and authority to enter into the Agreement, which will be enforceable against it in accordance with its terms, and perform the transactions contemplated hereby.

(c)                                 All corporate action necessary for Panorama to execute, deliver and perform this Agreement and its obligations hereunder has been taken.

(d)                                The Agreement has been duly authorized, executed and delivered by Panorama and constitutes a valid and binding obligation of Panorama, enforceable in accordance with its terms, and the execution and delivery by Panorama of the Agreement and performance of the transactions contemplated hereby by Panorama shall not constitute, result or give rise to any of the following events:

(i)                                    any violation of any Law applicable to Panorama;

(ii)                                 any violation or breach of the articles of association of Panorama; or

(iii)                              any violation or breach of any contract to which Panorama is a party or by which it or its assets are bound.

7.2                               AG Peru

(a)                                AG Peru is a branch of Andrade Gutierrez Engenharia S.A. (a sociedade anónima duly established in and under the laws of the Federative Republic of Brazil), established, validly existing and in good standing under the laws of Peru. AG Peru is not insolvent or subject to or threatens to be neither subject to any safeguard, bankruptcy or insolvency proceedings, nor to any other similar proceedings under any applicable Law.

(b)                                AG Peru has full right, capacity, power and authority to enter into the Agreement, which will be enforceable against it in accordance with its terms, and perform the transactions contemplated hereby.

(c)                                 All corporate action necessary for AG Peru to execute, deliver and perform this Agreement and its obligations hereunder has been taken.

(d)                                The Agreement has been duly authorized, executed and delivered by AG Peru and constitutes a valid and binding obligation of AG Peru, enforceable in accordance with its terms, and the execution and delivery by AG Peru of the Agreement and performance of the transactions contemplated hereby by AG Peru shall not constitute, result or give rise to any of the following events:

(i)                                    any violation of any Law applicable to AG Peru;

(ii)                                 any violation or breach of the articles of association of AG Peru; or

(iii)                              any violation or breach of any contract to which AG Peru is a party or by which it or its assets are bound.

(e)                                 AG Peru is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors.  After giving effect to the transactions contemplated by this Agreement, at and immediately after the Closing, AG Peru and its Affiliates (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (ii) will have adequate capital and liquidity with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

7.3                               Legal Situation of the Company

(a)                                The Company is a closed corporation (sociedad anónima cerrada) duly organized, validly existing and in good standing under the laws of Peru. The Company is not insolvent or subject to or threatens to be subject to any safeguard, bankruptcy or insolvency proceedings, nor to any other similar proceedings under any applicable Law.

(b)                                The execution, delivery and performance of the Agreement, the performance of its obligations hereunder and the transactions contemplated hereby and the sale of the Shares by Panorama will not violate in any material respect any Law applicable to the Company nor violate or breach the Company’s articles of association or the Water Supply Agreement. Sellers have delivered to Purchaser correct and complete copies of the the Company’s articles of association or comparable governing documents (as amended to date).

(c)                                 The execution, delivery and performance of the Agreement, the performance of its obligations hereunder and the transactions contemplated hereby and the sale of the Shares by Panorama will not violate in any material respect any agreement to which the Company is a party or by which it or its assets is bound.

(d)                                There are no corporations, partnerships, joint ventures, or other Persons in which the Company owns, or has agreed to purchase or to subscribe for any securities.

(e)                                 All the decisions taken by the Company’s governing bodies have been validly and properly taken in conformity with all rules and regulations issued by a Governmental Authority in all material respects and with all the provisions of the Company’s articles of association at the time and all such decisions have been duly registered and published as required by Law. The Company has full organizational power and authority to own and operate its properties and to carry on its Business as now conducted.

(f)                                  The Company’s corporate records and other registers required to be kept by applicable Law are up-to-date, have been properly kept and no notice or allegation that any of them is not correct or should be rectified has been received or brought to the Company or Sellers’ attention.

(g)                                 The Company has no direct and indirect subsidiary or participating interest in another company, commercial enterprise, non-commercial entity or entity of any kind whatsoever. No commitment has been undertaken to cause the Company to hold such participating interests.

(h)                                The Company is qualified to do business in every jurisdiction in which it carries out business and in which such qualification is necessary, except where the failure to so qualify has not had or could not reasonably be expected to have a Company Material Adverse Effect. All jurisdictions in which the Company is qualified to do business are set forth in Section 7.3 of the Disclosure Schedules.

7.4                               Reference FS

(a)                                 (i) The Reference FS (x) are true and correct in all material respects, (y) have been prepared in accordance with the IFRS standards and (z) present a true and fair view of all of the assets, liabilities (except for those that are not required to be disclosed in the Reference FS), and of its results of operations and cash flows at the date or dates therein indicated; and (ii) the Company’s most recent unaudited financial statements (including balance sheet, income statement and statement of cash flows) before the Signing Date (a copy of which is included in the Disclosure Schedules) (x) are true and correct in all material respects, and (y) have been prepared in accordance with IFRS standards (subject to normal year-end audit adjustments which are not material in amount (either individually or in the aggregate) or character and except that such unaudited financial statements do not contain all of the required footnotes) and (z) present a true and fair view of all of the assets, liabilities (except for those that are not required to be disclosed in the unaudited financial statements in accordance with IFRS) and of its results of operations and cash flows at the date or dates therein indicated.

(b)                                The books and records of the Company required to be kept under applicable Law are up to date, have in all respects been maintained in accordance with applicable legal requirements and contain complete and accurate records of all matters required to be dealt with in such books under applicable Law. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except reflected in its Books and Records, and except for immaterial transactions involving petty cash.

(c)                                 The Company maintains accurate business records, financial books and records, personnel records, ledgers, sales accounting records, tax records and related work papers and other books and records (collectively, the “Books and Records”) reflecting the Company’s assets and Liabilities implemented to effect the collection thereof on a timely basis.

(d)                                The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with IFRS and to maintain accountability for assets.

(e)                                 The Reference FS have been approved at the Company’s general shareholders’ meeting without qualification or modification.

7.5                               Legal Situation of the Shares of the Company

(a)                                All but one (1) of the Shares are currently owned by Panorama, and, before the Closing Date, all the Shares will be owned by Panorama. The Shares are validly issued and fully paid up and are and shall remain, through the Closing, free and clear of any Liens.

(b)                                There is, and there will be as of the Closing Date, no equity interest in the Company except for the Shares issued or outstanding, or any subscriptions, options, conversion or exchange rights, warrants, options to purchase or other agreements, securities or commitments of any nature whatsoever (whether oral or written and whether firm or conditional) on the part of Sellers to issue, deliver or sell, equity interests of the Company or any securities giving access in the Company to the share capital and/or the voting rights of the Company, or any agreements, arrangements, or understandings granting any Person any rights in the Company similar to equity interests or any division of the Shares’ ownership. There are no bonds, debentures, notes or other indebtedness of the Company with voting rights on any matters on which stockholders may vote.

(c)                                 Sellers are not a party to any agreement that requires it to sell or otherwise dispose of any Shares or other security issued by the Company.

(d)                                None of the Shares are subject to, nor were they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right.

(e)                                 There are no stock-appreciation rights, stock-based performance units, “phantom” stock rights or other contracts or obligations of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or its business or assets or calculated in accordance therewith. The Shares are not subject to any encumbrances, co-sale rights, “drag-along rights”, preemptive rights, rights of first refusal or other rights to purchase, register or transfer such stock (whether in favor of the Company or any other Person). There are no voting trusts, proxies or other Contracts of any character to which the Company or any other Person is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or similar interests of the Company.

7.6                               Financial Matters

The Company has no outstanding Liabilities other than (i) Liabilities reflected on the Reference FS or the Company’s most recent unaudited financial statements (including balance sheet, income statement and statement of cash flows) before the Signing Date that are included in the Disclosure Schedules; or (ii) Liabilities that have arisen in the ordinary course of business consistent with past practices (none of which is a Liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental Liability) after the date of the Company’s most recent unaudited financial statements (including balance sheet, income statement and statement of cash flows) before the Signing Date that are included in the Disclosure Schedules.

7.7                               Commercial Contracts

(a)                                Except (i) as set forth in Section 7.7 of the Disclosure Schedules and (ii) for Contracts that have been fully performed by all parties and as to which no Liability or obligation remains as to any person, the Company is not a party to, or bound by, whether written or oral, any:

(i)                                    Contract involving a potential commitment or payment by the Company in excess of US$20,000;

(ii)                                 Bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any stock purchase, stock option, hospitalization, insurance or similar employee benefit plan or practice, whether formal or informal;

(iii)                              Contract for the employment of any officer, individual employee or other Person on a full-time, consulting or independent contractor basis or any severance or change-of-control agreement, or any collective bargaining agreement or Contract with any labor union;

(iv)                             Contract relating to Indebtedness (including guaranty arrangements) or to mortgaging, pledging or otherwise placing a Lien on any of its assets, or any guaranty of an obligation of a third party;

(v)                                Contract relating to a royalty, dividend or similar arrangement based on the revenues or profits of the Company or any Contract or agreement involving fixed price or fixed volume arrangements;

(vi)                             Contract which contains any provisions requiring the Company to indemnify any other person;

(vii)                          Contract under which the Company is lessee of, or holds or operates, any property, real or personal, owned by any other party calling for payments in excess of US$20,000 annually or under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

(viii)                       Contract or group of related Contracts which are not cancellable by the Company without penalty on not less than thirty (30) days’ notice;

(viii)                       Contract relating to the ownership of or investment in any business or enterprise (including investments in joint ventures and minority equity investments);

(ix)                             Contract limiting the freedom of the Company, or that would limit the freedom of Purchaser or any of its Affiliates after the Closing Date, to freely engage in any line of business or with any Person anywhere in the world or during any period of time, including any Contract containing an exclusivity obligation, most-favored-nation provision or “best price” obligation enforceable against the Company;

(x)                                Contract relating to the distribution, marketing, advertising or sales of the Company’s or Subsidiary products and/or services;

(xi)                             Contract pursuant to which it subcontracts work to third parties;

(xii)                          Contract with any Governmental Authority;

(xiii)                       irrevocable power of attorney or power of attorney granting powers to any Person to dispose of the Company’s assets;

(xiv)                      acquisition Contract, whether by merger, stock or asset sale or otherwise;

(xv)                         Contract not executed in the ordinary course of business; or

(xvi)                      other Contract material to the Company.

(b)                                The Contracts required to be disclosed pursuant to Section 7.7(a) are referred to herein as the “Company Contracts”. The Company has delivered to the Purchaser true and correct copies of each Company Contract, together with all amendments, waivers and other changes thereto (all of which are disclosed in Section 7.7 of the Disclosure Schedules). The Disclosure Schedules contain an accurate and complete description of all material terms of all oral Company Contracts. Except as disclosed on Section 7.7 of the Disclosure Schedules (i) no Company Contract has been canceled or, to the Sellers’ knowledge, breached by the other party, and the Sellers have no knowledge of any planned breach or cancellation by any other party to any Company Contract, (ii) the Company, as applicable, has performed all of the obligations required to be performed by it in connection with the Company Contracts and is not in default under or in breach of any Company Contract, and no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder, and (iii) each Company Contract is legal, valid, binding, enforceable and in full force and effect and will not be affected by the consummation of the transactions contemplated hereby.

(c)                                Except as set forth in Section 7.7(c) of the Disclosure Schedules:

(i)                                    The only commercial Company Contracts entered into between the Company and a customer is the Water Supply Agreement.

(ii)                                 All commercial Company Contracts entered into between the Company and suppliers are valid, in force and have been entered into at usual market conditions applicable at the time of executing such Company Contract.

(iii)                              The Company is not in material default under any of the above-referenced commercial Company Contracts (with suppliers) and to the Sellers’ Knowledge no other party to any such commercial Company Contracts (with suppliers) is in material default under said commercial Company Contracts.

(iv)                             There is no Company Contract that, at the time such Contract was entered into, was known or expected by the Company or the Sellers to have material negative impact on the Business or there is no Company Contract that may cause a Company Material Adverse Effect.

(v)                                The Company has not received any written notice with a view to terminating, cancelling, withdrawing, revoking, suspending or claiming any violation of any commercial Company Contract whatsoever.

7.8                               Property/Operations

(a)                                Section 7.8 of the Disclosure Schedules contains (i) the volumes of water supplied by the Water Plant to Miski Mayo under the Water Supply Agreement for the period between January 1, 2015 and May 31, 2016, and (ii) the quality reports of the water supplied to Miski Mayo under the Water Supply Agreement for the period between January 1, 2015 and August 31, 2016.

(b)                                The assets that are owned or leased by the Company constitute all of the Intellectual Property, rights, assets and licenses that are necessary for the Company to carry on the Business as currently conducted.

7.9                               Authorizations and Licenses

(a)                                Section 7.9(a) of the Disclosure Schedules lists all Authorizations and Licenses that have been granted by any Governmental Authority to the Company and such Authorizations and Licenses are valid, in force and definitive.

(b)                                No Authorizations and Licenses granted to the Company are impacted by any change of Control of the Company, including the consummation of the Transaction contemplated by this Agreement, except as described in Section 7.9 of the Disclosure Schedules.

(c)                                 The challenge and withdrawal periods relating to the Authorizations and Licenses granted to the Company have lapsed, and there are no pending or threatened claims or withdrawals in this respect.

(d)                                The Company holds all necessary plates to own and use its vehicles.

(e)                                 Neither the Company nor the Sellers have received any notice with a view to terminating, cancelling, withdrawing, revoking, suspending or claiming any violation of any material terms of any Authorization and/or License.

(f)                                  Since 1 January 2010, no Authorization and/or License granted to the Company has been terminated, cancelled, withdrawn, revoked, suspended or claiming nor has the Company been in violation of a material term of any such Authorization and/or License.

7.10                        Employment/Labor Matters

Except as set forth in Section 7.10 of the Disclosure Schedules

(a)                                Company employs fifty-four (54) employees: (i) twenty-seven (27) individuals are under indefinite-term employment contracts; and (ii) twenty-seven (27) are under fixed-term employment contracts. The Company has previously provided the Purchaser a complete and accurate list (the “Employee List”) of all the directors, officers and employees of the Company, describing for each such employee the position or title, monthly base salary or hourly wage, and date of hire.  Except as contemplated by this Agreement or as set forth on Section 7.10 of the Disclosure Schedule (i) to Sellers’ Knowledge, no officer or key employee has expressed any plans to terminate his, her or their employment or service arrangement with the Company and (ii) in the past twelve (12) months no officer’s or key employee’s employment with the Company has been terminated for any reason.

(b)                                The Company has complied with all applicable Laws and its own (and, as the case may be, Sellers’) written policies relating to labor and employment matters, including fair employment practices, wages, hours, benefits, workers’ compensation, payment of social security and similar Taxes, employee termination (actual or constructive), occupational safety and plant closing. The Company is not delinquent in any payments to any employee for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees.

(c)                                 All the employees of the Company that have a labor relationship with the Company under the applicable Laws, are in the Company’s payroll.

(d)                                All employees included in the Company’s payroll are effectively and exclusively employed by the Company and do not exercise any activities for Sellers or any Affiliate of the Sellers.

(e)                                 No legal action or claim has been initiated by employees of the Company or SUNAFIL, the local labour authority, against the Company in relation to the inclusion of any Person in the payroll of the Company.

(f)                                  The quota of labour intermediation of 20% is fulfilled and the Company shall not pay any penalty in this respect.

(g)                                 No employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based incentive, bonus, supplemental retirement, profit-sharing, insurance, medical welfare, fringe or other benefits or remuneration of any kind (other than workers’ compensation, unemployment compensation and other government programs or similar labor benefits arising under applicable Law), in each case, covering any current employees of the Company, are in place or pending payment by the Company.

(h)                                The transfer of the Shares under the Agreement will not trigger any payment to be made by the Company in favor of any employee or individual (severance payment) and there are no severance payment commitments different from the ones stated in the applicable labour Laws currently in force.

(i)                                    Set forth in Section 7.9 of the Disclosure Schedules is a complete and accurate copy of the collective bargaining agreement(s) with any labor union to which the Company is a party.  As of the date hereof, no labor union within the Company has a pending demand for recognition or certification with respect to the employees of the Company, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to Sellers’ Knowledge, threatened to be brought or filed with the Peruvian labor relations board or any other competent labor Governmental Authority with respect to the employees of the Company.  As of the date hereof, there are no presently pending or, to Sellers’ Knowledge, threatened strikes, lockouts, work stoppages or collective labor disputes affecting the employees of the Company.

(j)                                   All employment contracts in relation to the employees listed in the Employee List are valid and in full force and have been previously delivered to the Purchaser.

(k)                                There are no, and within the last two years there have been no, formal or to Sellers’ Knowledge informal grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or, to Sellers’ Knowledge, threatened against the Company in any judicial, regulatory or administrative forum, under any private dispute resolution procedure or internally; (ii) none of the employment policies or practices of the Company is currently being audited or investigated; and (iii) the Company or any of its respective officers, is, or within the last two years has been, subject to any order, decree, injunction or judgment by any Governmental Authority or private settlement contract in respect of any labor or employment matters.

(l)                                    The Company has no liability in respect of, or obligation to provide, post-retirement health, medical, disability, life insurance benefits or other welfare benefits for employees, consultants, or individual independent contractors of the Company (or their respective spouses, dependents or beneficiaries).

7.11                        Litigation

Except as set forth in Section 7.11 of the Disclosure Schedules:

(a)                                There is no lawsuit, claim, action or proceeding pending or to Sellers’ Knowledge threatened against the Company or any of its directors, officers or employees, in their capacity as such, before any court, tribunal, arbitrator or Governmental Authority, and to Sellers’ Knowledge there is no basis for any of the foregoing.

(b)                                No proceedings are pending or to Sellers’ Knowledge threatened by or against the Company, or any of its directors, officers or employees, in their capacity as such, and to Sellers’ Knowledge there is no basis for any of the foregoing.

(c)                                 No judgment, decision or court order having the force of law has been entered against the Company or any of its directors, officers or employees, in their capacity as such.

(d)                                There is no unfulfilled or unsatisfied judgment, decision or court order or arbitral award outstanding against the Company or any of its directors, officers or employees, in their capacity as such.

(e)                                 Neither the Company nor or any of its directors, officers or employees, in their capacity as such, has received any opinion or legal advice to the effect that the Company is exposed from a legal standpoint to any liability that may be material to its Businesses as previously, currently or proposed to be conducted.

7.12                        Tax

Except as set forth in Section 7.12 of the Disclosure Schedules:

(a)                                The Company has duly paid all Taxes due. The Company has made adequate reserves in accordance with IFRS for all Taxes not yet due and payable.

(b)                                All Taxes required to be withheld have been duly withheld and paid over or, to the extent permitted by Law, paid directly by the Company.

(c)                                 All fines, penalties and/or interests for late payments (in connection with the Taxes to which it is subject) have been duly paid by the Company.

(d)                                All returns required to be filed by the Company in connection with the Taxes to which it is subject have been timely filed and all such returns are complete, accurate and in compliance with applicable Law.

(e)                                 All transactions which have been carried out by the Company with Affiliates have been conducted under arm’s length conditions in compliance with applicable Law. The Company has maintained documentation (including any applicable transfer pricing studies) in connection with such transactions in accordance with applicable Law.

(f)                                  All accounting books and records are duly up-to-date and kept in accordance with applicable Law and IFRS, and are true, correct and complete. The Company maintains adequate documentation supporting the transactions annotated in its accounting books and records.

(g)                                 The Company is not subject to any litigation with, or to the Seller’s Knowledge, to any ongoing investigation by, any Governmental Authority (including, but not limited to, SUNAT) in relation to the Taxes and has not received any notice to this effect and there is no pending claim, information request, or proceedings against the Company.

7.13                        Insurance

(a)                                 Section 7.13(a) of the Disclosure Schedules lists all Insurance Policies maintained by or on behalf of the Company with respect to its properties, assets and business, together with a claims history for the past two years, other than those provided pursuant to the Water Supply Agreement. All such Insurance Policies are in full force and effect, all premiums due and payable with respect to such Insurance Policies have been paid to date, and the Company has never been (i) in default with respect to its Liabilities under any such Insurance Policies or (ii) denied insurance coverage.

(b)                                 Section 7.13(b) of the Disclosure Schedules lists all Insurance Policies maintained by or on behalf of the AG Peru with respect to the Water Plant and the Construction Agreement.  All such Insurance Policies are in full force and effect, all premiums due and payable with respect to such Insurance Policies have been paid to date, and AG Peru has never been (i) in default with respect to its Liabilities under any such Insurance Policies or (ii) denied insurance coverage.

(c)                                  The insurance policies listed on Section 7.13(a) of the Disclosure Schedules provide for coverage in relation to the assets, Business and operations of the Company to the extent and as may be required for the Company to comply with its obligations under the Law, the Construction Agreement and the Water Supply Agreement.

(d)                                All insurance premiums payable in respect of Insurance Policies have been paid when due.

(e)                                 Sellers and the Company have not received a notification (i) of any failure to perform or observe any material condition of any of the Insurance Policies, or (ii) that any of the Insurance Policies has or may become void or voidable as a result of an act or omission of the Company.

7.14                        Environment

(a)                                The Company is in material compliance with all environmental Laws applicable to the Company. To Sellers’ Knowledge, there are no facts, conditions or circumstances that could reasonably be expected to prevent or interfere, after the Closing, with compliance in all respects with applicable environmental Laws.

(b)                                There has been no event that would give rise to Liability of the Company in relation to the environment, and no fact exists which might reasonable be expected to give rise to an environmental proceeding involving the Company or a Person for whose acts or defaults the Company may be vicariously liable. There is no outstanding notice, judgement, order, decree, arbitral award or decision of a court, tribunal, arbitrator or Governmental Authority, or, to Sellers’ Knowledge, any such notice, judgement, order, decree, arbitral award or decision threatened against the Company, involving the Company or any such Person relating to any such matters as are mentioned in this warranty.

(c)                                 The Company has never breached, in any material aspect, any applicable environmental Law.

(d)                                To Sellers’ Knowledge, there is no soil contamination, groundwater contamination and other contaminations on the land used or formerly used by the Company and Panorama or any of their predecessors and the Company have not received any written order from any Governmental Authority to execute actual or preventive decontamination works on the land used by the Company. To Sellers’ Knowledge, neither the Company or any of its Affiliates nor any of their unaffiliated predecessors has Released, disposed or arranged for the disposal of Hazardous Substances (i) at or to any location that is included on any list of contaminated sites maintained by a Governmental Authority or (ii) on the land used or formerly used by the Company and Panorama or any of their predecessors and the Company in an amount or manner that could reasonably be expected to result in material Liability to the Company under environmental Laws. To Sellers’ Knowledge, no other Person has Released any Hazardous Substances at any such properties or facilities in an amount or manner that could reasonably be expected to result in material Liability to the Company under environmental Law.

(e)                                 Neither this Agreement nor the consummation of the transactions contemplated hereby shall impose any Liability on the Company or otherwise for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties under any environmental Laws (including so-called “transaction-triggered” or “responsible property transfer” Laws).

7.15                        Land, Social and Community Matters

As of the date hereof, (i) there is no action pending, or, to Sellers’ Knowledge, threatened arising from, or in connection with any community or social group potentially affected by the Company, and (ii) there are no outstanding financial or other land, social and community commitments with third parties.

7.16                        LEFT BLANK INTENTIONALLY

7.17                        Absence of Certain Changes

Except as set forth in Section 7.17 of the Disclosure Schedules and for Permitted Payments, since the date of the Reference FS:

(a)                                 The Company has not declared, authorized, paid or made (whether actual or deemed) to any dividend, distribution or other return of capital (whether by reduction of capital or purchase of Shares);

(b)                                 The Company has not transferred or surrounded any asset, other than the sale of inventory in the ordinary course of business consistent with past practice, or assumed, indemnified or incurred any Liability (including without limitation any indebtedness, expenses or costs) for the benefit of any Person;

(c)                                  The Company has not waived or released in favor of any Person, nor failed to recover when due, any sum or obligation due to the Company;

(d)                                 No payment, management charge or fee of any nature has been paid or levied by, or for the benefit of Sellers or any of their Affiliates or any Insider against the Company and there has been no payment of any nature including, without limitation, any payment of any management, service or similar fee or compensation or loan by the Company to, or for the benefit of, Sellers or any of their Affiliates or any Insider;

(e)                                  The Company has not entered into any Contract or arrangement with Sellers or any of their Affiliates or any Insider and has not amended an agreement that may have been entered into between the Company and Sellers or any of their Affiliates or any Insider in such a way as to increase the cost to the Company;

(f)                                   The Company has not incurred or paid any amount to any Person whether as fees, bonus or otherwise in connection with the Transaction;

(g)                                  None of the matters referred to in (a) to (b) above has taken place where the Person directly benefiting is not any of Sellers or any of their Affiliates or any Insider but as a consequence of a direct or indirect agreement or arrangement between such person and Panorama or any of its Affiliates or any Insider obtains a benefit;

(h)                                 The Company has not suffered a Company Material Adverse Effect;

(i)                                     The Company has not sold, leased, subleased, licensed, assigned, transferred or otherwise disposed of (including transfers to Seller or any Insider) any of its tangible or intangible assets;

(j)                                    The Company has not made any material change in its business practices, including, without limitation, any change in accounting methods or practices or collection, credit, pricing or payment policies;

(k)                                 The Company has not waived, canceled, compromised or released any rights or claims, whether or not in the ordinary course of business;

(l)                                     The Company has not entered into any Contract or amended or terminated the Company’s rights thereunder, or entered into any other material transaction in excess of US$20,000;

(m)                             The Company has not made any material change in its business practices, including, without limitation, any change in accounting methods or practices or collection, credit, pricing or payment policies;

(n)                                 The Company has not made any capital expenditures that aggregate in excess of US$25,000;

(o)                                 The Company has not made or changed any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax return, entered into any closing agreement with respect to Taxes, settled any Tax claim or assessment, surrendered any right to claim a Tax refund, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(p)                                 There have not been any modifications or changes to the Company’s organizational documents;

(q)                                 The Company has not (i) incurred any Indebtedness for money borrowed, (ii) incurred any other Liabilities exceeding US$5,000 individually or US$20,000 in the aggregate, or (iii) created any Liens on any of its assets

(r)                                    The Company has not made any loans, guarantees or advances to any Person, other than loans or advances to employees made in the ordinary course of business consistent with past practice that, together with all such other loans outstanding, do not exceed US$ 5,000 in the aggregate;

(s)                                   The Company has not revalued any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settling, discounting or compromising any accounts receivable, or reversed any reserves other than in the ordinary course of business and consistent with past practice;

(t)                                    There has not occurred any event or events that have had, or could reasonably be expected to have, a Company Material Adverse Effect or Sellers’ Material Adverse Effect;

(u)                                 The Company has not entered into any transaction that was not in the ordinary course of business;

(v)                                 The Company has not made or entered into any agreement, commitment or arrangement to give effect to any of the matters referred above.

(w)                               There have been no claims regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company; or

(x)                                 There has not been any theft, damage, destruction or loss, whether or not covered by insurance that individually or in the aggregate, affected the assets, properties, financial condition, operating results, prospects or business of the Company in any material respect;

7.18                        Compliance with Laws

Except as set forth in Section 7.18 of the Disclosure Schedules:

(a)                      No violation of applicable Law by any of the Sellers or any of their respective Affiliates, Insiders officers, directors, security holders, agents and employees, in their respective capacity as such, has had or will have, directly or indirectly, any adverse affect on the Construction Agreement, the Water Supply Agreement, the Vale Corporate Guaranty, the Business or the Water Plant, or any matter related to, associated or in connection with, or otherwise affecting, the Construction Agreement, the Water Supply Agreement, the Vale Corporate Guaranty, the Business or the Water Plant, or any bidding for, negotiation, award, execution, delivery, performance, construction, operation or maintenance of the Construction Agreement, the Water Supply Agreement, the Vale Corporate Guaranty or the Water Plant, or on the Purchaser, the Company or any of their Affiliates from and after the Closing.

(b)                      The Sellers, the Company and their respective Affiliates, Insiders, officers, directors, security holders, agents and employees, in their respective capacity as such, are in material compliance with all Laws applicable to them that in any manner relate to, are associated or in connection with, or otherwise affect, the Construction Agreement, the Water Supply Agreement, the Vale Corporate Guaranty, the Business or the Water Plant, or any matter related to, associated or in connection with, or otherwise affecting, the Construction Agreement, the Water Supply Agreement, the Vale Corporate Guaranty, the Business or the Water Plant, or any bidding for, negotiation, award, execution, delivery, performance, construction, operation or maintenance of the Construction Agreement, the Water Supply Agreement, the Vale Corporate Guaranty or the Water Plant, or on the Purchaser, the Company or any of their Affiliates from and after the Closing.

(c)                       The operations of the Company are not being conducted in material violation of any Law applicable to the Company.

(d)                      The Company is not in receipt of any notice with respect to any failure to comply with any provision of applicable Law.

(e)                       The Sellers, the Company and their respective Affiliates, Insiders officers, directors, security holders, agents and employees, in their respective capacity as such, have not, directly or indirectly, obtained or induced the procurement of any public contract or any Governmental Authority consent, approval, right, interest, license, privilege or other obligation or benefit related to the Business or the Company through any violation of Law and have not given or agreed to give to any person, either directly or indirectly, any placement fee, introductory fee, arrangement fee, finder’s fee or any other fee, compensation, monetary benefit or any other benefit, gift, commission, gratification, bribe or kickback, whether described as a consultation fee or otherwise, with the object of obtaining or inducing the procurement of the Business or any contract, right, interest, privilege or other obligation or benefit related to the Business or the Company.

(f)                        None of the Sellers, the Company, or their respective Affiliates, Insiders, officers and, directors, security holders, employees, consultants, agents or other representatives, in their respective capacity as such, has violated or is in violation of (i) the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable Law of similar effect, including the UK Bribery Act 2010 and other Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or (ii) any past or current applicable Laws relating to economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury or any other applicable Law of similar effect, in each case in any manner related to, associated or in connection with, or otherwise affecting, the Construction Agreement, the Water Supply Agreement, the Vale Corporate Guaranty, the Operations and Maintenance Agreement or the Water Plant, or any bidding for, negotiation, award, execution, delivery, performance, construction, operation or maintenance of the Construction Agreement, the Water Supply Agreement, the Vale Corporate Guaranty, the Operations and Maintenance Agreement or the Water Plant.

7.19                                 Accounts Receivable; Accounts Payable

(a)                       All of the accounts receivable of the Company are valid and enforceable claims, and there is no basis for any set-off or counterclaim, and are fully collectible in the ordinary course of business, after deducting the reserve for bad and doubtful accounts stated in Section 7.19 of the Disclosure Schedules. Since the date of the Reference FS, the Company has collected its accounts receivable in the ordinary course of business and in a manner which is consistent with past practices and has not accelerated any such collections. The Company does not have any accounts receivable or loans receivable from any Person who is an Insider.

(b)                     All accounts payable and notes payable of the Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment. Since the date of the Reference FS, the Company has paid its accounts payable and notes payable in the ordinary course of business and in a manner which is consistent with its past practices. The Company has no account payable or notes payable to any Person who is an Insider.

7.20                        Suppliers; Customers

(a)                                 Section 7.20(a) of the Disclosure Schedules lists the name and address of each vendor, supplier, service provider and other similar business relation of the Company (or of Sellers’ or their Affiliates in connection with the performance of Sellers’ obligations pursuant to the Water Supply Agreement) (collectively, “Suppliers”) from whom the Company purchased greater than US$ 5,000 in goods and/or services over the course of the 12 months ending on the date hereof, the amounts owing to each such Person as of since their inception, and whether such amounts are past due. The Company have not received any indication from any such Person to the effect that, and Sellers have no reason to believe that, any Supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated by this Agreement, or otherwise).

(b)                        Section 7.20(b) of the Disclosure Schedules lists the name of any customer of the Company (or of Sellers or their Affiliates in connection with the performance of Sellers’ obligations pursuant to the Water Supply Agreement) (the “Customers”) together with the names of any persons or entities with which the Company has a material strategic partnership or similar relationship (“Partners”). Since the date of the Reference Accounts no Customer or Partner of the Company has cancelled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company. No Customer or Partner has, to Sellers’ Knowledge, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage or purchase of the services or products of the Company.

7.21                        Construction Agreement / Water Supply Agreement

(a)                           Sellers have previously provided to the Purchaser complete and accurate copies of all Contracts as currently in effect and amended, novated, supplemented, waived or otherwise modified, changed, altered or repealed, whether written or oral, between the Company and/or Sellers or any of their Affiliates, on the one hand, and Miski Mayo, on the other, relating in any way to (y) the design, development, construction, installation, commissioning, operation, maintenance, servicing, staffing, ownership or transfer of the Water Plant (as provided for in the Construction Agreement) or (z) the provision of the water supply services (Suministro de Agua) (as defined in the Water Supply Agreement) (collectively, the “Water Plant Agreements”).

(b)                        To the Sellers’ Knowledge, Section 7.21(b) of the Disclosure Schedules contains complete and accurate copies and descriptions of (i) all notices delivered or received since January 1, 2010 under any Water Plant Agreement by the Company and/or Sellers or any of their Affiliates (including, without limitation, all and any warning orders (as defined in the Water Plant Agreements), termination notices, notices of defaults, events of default, Company events of default or employer events of default, and notices delivered, received, permitted or contemplated by the Water Plant Agreements), and all communications (written or oral) relating to such notices; (ii) all communications regarding amendments, changes or other modifications to the Condiciones Comprometidas or to the Volumen Mínimo Garantizado — VMG (both terms as defined in the Water Supply Agreement); (iii) all notices and communications relating to the Retribución Anual, Proyecto, Proyecto Básico, Proyecto Minero and Suministro (each of those terms as defined in the Construction Agreement), including any amendments, changes or other modifications thereto and any milestone documents; (iv) all documents relating in any way to disputes subject to the Water Plant Agreements; and (vi) all documents relating in any way to change procedures contemplated by the Water Plant Agreements. To the Sellers’ Knowledge, none of Sellers, any of their Affiliates, or the Company has delivered or received any notice or other communication (written or oral) terminating or threatening to terminate the Water Plant Agreements.  To the Sellers’ Knowledge, Sellers, their Affiliates and the Company have provided to the Purchaser access to complete and accurate copies of the Company’s records regarding the condition and maintenance of the Water Plant.

(c)                            Section 7.21(c) of the Disclosure Schedules sets forth a true and complete list of all payments (together with the date of the invoice to which such payment relates) received by the Company and/or Sellers or any of their Affiliates pursuant to the Water Supply Agreement and the Construction Agreement since January 1st 2015.

(d)                           The Water Supply Agreement is in full force and effect, have not been amended, terminated, cancelled or repudiated, and constitute the legal, valid and binding obligations of the parties thereto, enforceable against the other parties thereto in accordance with their terms.

(e)                            Except as set forth in Section 7.21 of the Disclosure Schedules each of the parties to the Water Supply Agreement has fully and timely performed all of the material obligations required to be performed by it by or in connection with the Water Supply Agreement, and has not been and is not in default under or in breach thereof, and no event or condition has occurred or arisen, or exists, which with the passage of time, the giving of notice or both would result in a default or breach thereunder. No event of default, employer event of default or occurrence of a force majeure has occurred and no event or circumstance has occurred that, with the giving of notice, the passage of time, or both, could result in any of an event of default, employer event of default or occurrence of a force majeure. Except for any amendment or action listed on Section 4.1, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, the Water Supply Agreement, or result in the imposition of any Lien upon any assets of the Company.

(f)                             The Construction Agreement is in full force and effect, have not been amended, terminated, cancelled or repudiated, and constitute the legal, valid and binding obligations of the parties thereto, enforceable against the other parties thereto in accordance with their terms.

(g)                            Each of the parties to the Construction Agreement has fully and timely performed all of its material obligations required to be performed by it by or in connection with the Construction Agreement, and has not been and is not in default under or in breach thereof, and no event or condition has occurred or arisen, or exists, which with the passage of time, the giving of notice or both would result in a default or breach thereunder. No event of default, employer event of default or occurrence of a force majeure has occurred and no event or circumstance has occurred that, with the giving of notice, the passage of time, or both, could result in any of an event of default, employer event of default or occurrence of a force majeure. Except for any amendment or action listed on Section 4.1, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, the Construction Agreement, or result in the imposition of any Lien upon any assets of the Company.

(h)                           There are no indemnifications (whether pending or not) in favor of Miski Mayo or penalties imposed against the Company under the Water Supply Agreement.

(i)                               There are no indemnifications (whether pending or not) in favor of Miski Mayo or penalties imposed against AG Peru under the Construction Agreement.

(j)                              Section 7.21(j) of the Disclosure Schedules contains the true and complete Certificado de Obra issued by Miski Mayo, dated October 27, 2011.

(k)                           Neither AG Peru nor any of its Affiliates has, nor shall any of them have through the Closing Date (other than as contemplated by this Agreement), (i) sold, assigned, conveyed, licensed, leased, transferred or otherwise disposed of any right, title or interest in or to the Water Plant, any related assets or any portion or component thereof, (ii) granted, agreed to, subjected to, or permitted or suffered to exist, whether voluntarily, involuntarily or by operation of Law, any Liens or other encumbrances of any kind on the Water Plant, any related assets or any portion or component thereof, (iii) acknowledged, condoned or agreed to any right, title or interest of any other person in or to the Water Plant, any related assets or any portion or component thereof, or (iv) acknowledged, condoned, agreed to, or permitted or suffered to exist, any claim by any other person of any right, title or interest in or to the Water Plant, any related assets or any portion or component thereof.  There is no basis for any person other than AG Peru to have, assert or otherwise claim, and no person other than AG Peru has asserted or otherwise claimed, (x) any right, title or interest in or to the Water Plant, any related assets or any portion or component thereof, or (y) any Liens or other encumbrances of any kind on the Water Plant, any related assets or any portion or component thereof.

7.22                        Vale Corporate Guarantee

(a)                           Section 7.22(a) of the Disclosure Schedules contains complete and accurate copies of all Contracts as currently in effect and amended, novated, supplemented, waived or otherwise modified, changed, altered or repealed, whether written or oral, that constitute a part of, or relate in any way to the Vale Corporate Guarantee.

(b)                                 Section 7.22(b) of the Disclosure Schedules contains complete and accurate copies and descriptions of (i) all notices relating in any way to the Vale Corporate Guarantee provided pursuant thereto delivered or received by Vale or its Affiliates (including, without limitation, all termination notices and notices of defaults, events of default, and all communications (written or oral) relating to such notices. None of the Company and/or Sellers or any of their Affiliates has delivered or received any notice or other communication (written or oral) terminating or threatening to terminate the Vale Corporate Guarantee.

(c)                            The Vale Corporate Guarantee is in full force and effect, has not been terminated, cancelled or repudiated, and constitutes the legal, valid and binding obligations of the parties thereto, enforceable against the other parties thereto in accordance with its terms.

(d)                           Each of the parties to the Vale Corporate Guarantee has fully and timely performed all of the obligations required to be performed by it by or in connection with the Vale Corporate Guarantee, and has not been and is not in default under or in breach thereof, and no event or condition has occurred or arisen, or exists, which with the passage of time, the giving of notice or both would result in a default or breach thereunder.  Neither the execution, delivery or performance of the Agreement nor the consummation of the transactions contemplated hereby will violate or result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, the Vale Corporate Guarantee, or result in the imposition of any Lien upon any assets of the Company or the Business.

7.23                        Leased Real Property

(a)                                 The Company does not own any real property.

(b)                                 Section 7.23 of the Disclosure Schedules sets forth a list of all real property leased by the Company (the “Leased Real Property”). True and complete copies of all leases relating to Leased Real Property identified in the Disclosure Schedules (the “Leases”) have been made available to Purchaser. With respect to each Lease listed in the Disclosure Schedules: (i) the Company has a valid and, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting enforceability and to general principles of equity, enforceable interest to the estate in the Leased Real Property granted to the Company pursuant to each pertinent Lease, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity; (ii) each of said Leases has been duly authorized and executed by the Company and is in full force and effect; (iii) to Sellers’ Knowledge, the Company is not in default under any of said Leases, or, to Sellers’ Knowledge, has any event occurred which, with notice or the passage of time, or both, would give rise to such a default by the Company; and (iv) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Lease.

7.24                        Property; Absence of Liens

The Company owns good and marketable title to, free and clear of all Liens, all of the personal property and assets needed to be owned by the Company to operate the Business and perform its obligations under the Water Supply Agreement.  The machinery, equipment, personal properties and vehicles of the Business are operated in conformity with all applicable Laws in all material respects, are in good condition and repair, except for reasonable wear and tear not caused by neglect, and are usable in the ordinary course of business.

7.25                        Intellectual Property

(a)                                The Company does not own any material patents, trademark registrations, service mark registrations, Internet domain name registrations, and copyright registrations, nor has the Company violated or infringed any third party Intellectual Property.

(b)                                The Company has not received written notice of any claim challenging the use or ownership by the Company of any Company Intellectual Property.

7.26                        Affiliate Transactions

Except as disclosed on Section 7.25(b) of the Disclosure Schedules, no Insider is a party to any contract or transaction with the Company or which is pertaining to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company. Section 7.25(b) of the Disclosure Schedule hereto describes (i) all affiliated services provided to or on behalf of the Company by any of Sellers or their Affiliates and to or on behalf of any of Sellers and their Affiliates by the Company and all affiliate transactions or contracts among the Company, on the one hand, and any of Sellers or any of their Affiliates, on the other hand (including, in each case, the costs charged to or by the Company) and (ii) a description of all relationships and affiliations among all parties to any arrangements or transactions disclosed in accordance with clause (i).

7.27                        Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based on arrangements made by or on behalf of Sellers, the Company or any of their Affiliates as to which the Purchaser or the Company shall be liable after the Closing.

8.                                      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE PURCHASER GUARANTOR

The Purchaser and the Purchaser Guarantor represent and warrant to the Sellers that the following representations and warranties are true as of the Closing Date:

8.1                               Organization, Authority and Validity

(a)                                The Purchaser is a closed corporation (sociedad anónima cerrada) duly organized and validly existing under the Laws of Peru. No insolvency of the Purchaser or similar proceedings have been commenced or notified and are threatened in respect of the Purchaser.

(b)                                The Purchaser Guarantor is a Naamloze Vennootschap (limited liability company) duly organized and validly existing under the Laws of Curaçao. No insolvency of the Purchaser Guarantor or similar proceedings have been commenced or notified and are threatened in respect of the Purchaser Guarantor.

(c)                                 Each of the Purchaser and the Purchaser Guarantor has full right, capacity, power and authority to enter into and perform this Agreement, which Agreement will be enforceable against it in accordance with its terms.

8.2                               Consents and Approvals — No Breach

(a)                                All corporate consents required in connection with the execution of the Agreement and the consummation of the Transaction, have been obtained by the Purchaser and the Purchaser Guarantor.

(b)                                The Agreement constitutes a valid obligation of the Purchaser and the Purchaser Guarantor and the execution and performance by the Purchaser and the Purchaser Guarantor of the Agreement shall not constitute, result or give rise to any of the following events:

(i)                                    any violation of any Law applicable to the Purchaser or the Purchaser Guarantor;

(ii)                                 any violation or breach of the Purchaser’s or the Purchaser’s Guarantor articles of association, or;

(iii)                              any violation or breach of any material contract to which the Purchaser or the Purchaser Guarantor is a party or by which any of them are bound.

8.3                               No Reliance

The Purchaser has conducted its own investigation and examination of the Company, and its respective assets, liabilities, condition (financial and otherwise), businesses, results of operations, affairs and prospects based primarily upon its own knowledge and experience and upon the information and data provided to it by the Company, and the Purchaser has knowledge and experience, and has consulted with such legal, financial and other professional advisers it deems necessary to review such information and data, in order to enable the Purchaser, based upon such information and data and upon Purchaser’s own knowledge and experience and such professional advice, to evaluate the merits and risks associated with the purchase of the Shares and the completion of the Transaction contemplated in the Agreement.

The representations, warranties and covenants of the Sellers, and the Purchaser’s right to indemnification in accordance with the Agreement, shall not be affected or deemed waived by reason of any investigation and examination made by or on behalf of the Purchaser (including by any of its representatives) or by reason of the fact that the Purchaser or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

9.                                      INDEMNIFICATION

9.1                               Indemnification by the Sellers

(a)                                Subject to the provisions and limitations set forth in the Agreement, from and after the Closing, the Sellers, in a joint and several manner, shall indemnify, defend and hold harmless the Purchaser, its Affiliates and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Purchaser Indemnified Party”) from and against any Losses which any Purchaser Indemnified Party suffers, sustains or becomes subject to as a result of or in connection with or that are attributable to or resulting from:

(i)                                    a breach of any representation or warranty made by any Seller contained in this Agreement (including in the Disclosure Schedules or in any certificate delivered by or on behalf of the Company in connection herewith);

(ii)                                 a breach of any covenant or agreement by any Seller contained in this Agreement; and

(iii)                              all actual Taxes and Tax Liabilities of the Company required to have been paid or reserved on or before the Closing Date that exceed the Taxes and Tax Liabilities of the Company reflected on the Closing Working Capital.

(b)                                The Parties agree that any amount owed by any Seller to the Purchaser pursuant to Section 9.1(a) shall: (i) first be satisfied from any then remaining balance of the Escrow Account (to the extent thereof and net of any pending claim amounts), and such amount shall be released to Purchaser from the then remaining balance of the Escrow Account in accordance with the terms of the Escrow Agreement pursuant to joint written instructions promptly executed and delivered by Sellers and Purchaser to the Escrow Agent to allow the timely disbursement of such amount to Purchaser from the Escrow Account; and (ii) second, to the extent such amounts are not satisfied by cash payment to the Purchaser from any then remaining balance of the Escrow Account (net of any pending claim amounts and subject to the limitations set forth in this Agreement), be satisfied directly from Sellers.

(c)                                 Within five (5) Business Days after the first anniversary of the Closing Date (the “Escrow Release Date”), an amount equal to the then remaining Escrow Amount (after taking into account any disbursement of funds prior to the date thereof and less any portion of the Escrow Amount subject to any outstanding unresolved valid claim delivered on or prior to such date) shall be disbursed to Sellers, and Purchaser and Sellers shall send a joint written instruction to the Escrow Agent instructing such Escrow Agent to disburse to Sellers such amount.  In the event that the Purchaser asserts any claim for indemnification at any time after all funds available in the Escrow Account have been fully disbursed, such Purchaser may proceed against Sellers for indemnification in accordance with this Section 9.

9.2                               Indemnification by the Purchaser

(a)                                Subject to the provisions and limitations set forth in the Agreement, from and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Sellers, their Affiliates and their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each, a “Seller Indemnified Party”) from and against any Losses which any Seller Indemnified Party suffers, sustains or becomes subject to as a result of or in connection with or that are attributable to or resulting from:

(i)                                     a breach of any representation or warranty made by the Purchaser or the Purchaser Guarantor contained in this Agreement;

(ii)                                  a breach of any covenant or agreement by the Purchaser or the Purchaser Guarantor contained in this Agreement.

(b)                                The right to an indemnification provided for in Section 9.2 shall be the Seller Indemnified Parties’ exclusive remedy for any Losses suffered by the Seller Indemnified Parties that are attributable to or resulting from a breach of any of the Purchaser’s warranties, obligations or covenants under the Agreement.

9.3                               Notification

If an Indemnified Party wishes to seek indemnification under this Section 9, the Indemnified Party shall give written notice (a “Claim Notice”) thereof to the Party or Parties from whom it seeks indemnification (the “Indemnifying Party”); provided, that in the case of any action or lawsuit brought or asserted by a Third Party (a “Third Party Claim”) that would entitle the Indemnified Party to indemnity hereunder, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing; provided further, that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its indemnification obligation hereunder except to the extent that the Indemnifying Party has been materially prejudiced thereby.

The Claim Notice shall state in reasonable details the nature of the Claim, the matter or circumstance that give rise to such Claim, any available information relating to the Claim and the best estimated amount claimed, together with copies of all documents and other evidence available supporting the Claim.

Claim Notices shall be given by the Indemnified Party to the Indemnifying Party within the time limitations specified in Section 9.6.

The failure by the Indemnified Party to give timely Claim Notice to the Indemnifying Party shall not deprive the Indemnified Party from its right to indemnification pursuant to this Section 9, but in such a case, the Indemnifying Party shall not be liable with respect to that portion of Losses with respect to such Claim which have directly resulted from such failure (if any).

9.4                               Administration of Claims

(a)                                Claim Review Period

In the event of a Claim, the Indemnifying Party shall have sixty (60) days following its receipt of the relevant Claim Notice (the “Claim Review Period”) to make such investigation of the underlying Claim, as it considers necessary. During the Claim Review Period, the Indemnifying Party and the Indemnified Party shall use their commercially reasonable endeavours to reach an agreement with respect to the validity and the amount of the Claim. If the Indemnifying Party and the Indemnified Party fail to agree, on or prior to the expiration of the Claim Review Period, upon the validity and/or amount to be paid by the Indemnifying Party to the Indemnified Party with respect to the Claim, the dispute may be resolved in accordance with Section 13.

(b)                                Third Party Claim

In the case of any Third Party Claim, if within ten (10) Business Days after receiving the Claim Notice the Indemnifying Party gives written notice to the Indemnified Party stating (A) that the Indemnifying Party would be liable for indemnity under the provisions hereof if such Third Party Claim were valid, (B) that the Indemnifying Party disputes and intends to defend against such claim and (C) that the Indemnifying Party will be solely responsible for all costs, expenses and liabilities incurred in connection with or otherwise relating to such claim, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld), whereupon the Indemnifying Party shall not be required to make any payment to the Indemnified Party for the costs of its defense counsel in respect of such Third Party Claim as long as the Indemnifying Party is conducting a good faith and diligent defense; provided, that the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel.  If the Indemnifying Party assumes the defense in accordance with the preceding sentence, it shall have the right, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, to settle the portion of such Third Party Claim that is subject to indemnification; provided, that the settlement (i) does not involve the imposition of an injunction or other equitable relief on the Indemnified Party, and (ii) expressly and unconditionally releases the Indemnified Party from all Liabilities with respect to such Third Party Claim (and all other claims arising out of the same or similar facts and circumstances), with prejudice.  The Indemnifying Party shall keep the Indemnified Party apprised of the status of any Third Party Claim for which it has assumed the defense, shall furnish the Indemnified Party with all documents and information that such Indemnified Party reasonably requests, and shall consult with the Indemnified Party prior to acting on major matters, including settlement discussions.  Notwithstanding any of the foregoing, the Indemnifying Party shall not have the right to assume control of the defense, and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party, if the Third Party Claim which such Indemnifying Party seeks to assume control of: (1) seeks non-monetary relief; (2) involves criminal or quasi-criminal allegations; (3) is one in which an Indemnifying Party and the Indemnified Party are both named in the complaint, and joint representation by the same counsel would be inappropriate under applicable standards of ethical conduct; (4) could reasonably be expected to adversely affect the Taxes of the Indemnified Party for a taxable period (or portion thereof) beginning or ending after the Closing Date; or (5) involves a claim for which an adverse determination would have a material and adverse effect on the Indemnified Party’s reputation or future business prospects. If notice of intent to dispute and defend is not given by the Indemnifying Party within the time period referenced above, or if such diligent good faith defense is not being or ceases to be conducted, then the Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle, such Third Party Claim (exercising reasonable business judgment) in its discretion.  If such Third Party Claim is one that, by its nature, cannot be defended solely by the Indemnifying Party, then the Indemnified Party shall make available all information and assistance that the Indemnifying Party shall reasonably request, and shall cooperate with the Indemnifying Party in such defense.  For the purpose of clarification, with respect to litigation matters which involve multiple claims of which not all claims are entitled to indemnification hereunder, the indemnification procedures of this Section 9 shall apply solely to those claims entitled to indemnification hereunder.

9.5                               Limitation on Claims

(a)                                The Indemnified Party shall not be entitled to indemnification pursuant to Section 9.1(a)(i) or 9.2(a)(i) unless and until (i) each individual Loss, or group of Losses resulting from like-kind Claims, incurred by any Indemnified Party with respect to which a Claim is made is greater than seven thousand five hundred US dollars (USD 7,500) and (ii) the aggregate amount of all indemnifiable Losses incurred by all Indemnified Parties with respect to which Claims are made is greater than two hundred fifty thousand US dollars (USD 250,000) in which event the Indemnifying Party shall be required to pay or be liable for all such Losses.

(b)                                Except as provided in Section 9.7, the aggregate amount of liability of the Sellers or the Purchaser pursuant to Section 9.1(a)(i) or 9.2(a)(i) shall not exceed an amount equal to the Escrow Amount.

(c)           Except as provided in Section 9.7, notwithstanding anything contained herein to the contrary, in no event shall an Indemnified Party be entitled to recover Losses pursuant to Section 9.1(a)(i) or 9.2(a)(i) in the aggregate exceeding the total amount received by the Indemnifying Parties pursuant to this Agreement.

(d)           Notwithstanding any other provision of the Agreement, in no event shall any Party be liable under the Agreement for punitive damages, except to the extent the same are incurred by an Indemnified Party in connection with a Third Party Claim.

9.6          Time Limitations for Claim Notices

Except as provided in Section 9.7 and 9.12, neither Parties shall be liable in respect of any Claim under Section 9.1(a)(i) or 9.2(a)(i) unless a Claim Notice is given by the Indemnified Party to the Indemnifying Party (i) in the case of any Claim related to Taxes, within three months after the expiration of the applicable statute of limitation and (ii) in the case of any other Claim, under Section 9.1(a)(i) or 9.2(a)(i), within 12 months after the Closing Date.

9.7          Exceptions from Limitations

The provisions of Sections 9.5 and 9.6 shall not be applicable to Claims relating to a breach of any of any representation or warranty under Sections 7.1, 7.2, 7.3 (except Section 7.3(c)), 7.5, 7.12, 7.18 (except Sections 7.18(c) and (d)), 7.21, 7.22, 8.1 and 8.2 or any Liability deriving from any Seller’s fraud, active concealment, intentional misrepresentation or intentional breach of a representation or warranty, or intentional breach of a covenant of the Sellers, unlawful or criminal actions, unlawful or criminal omissions, willful misconduct (dolo) or gross negligence.

9.8          Double Recovery

The Indemnified Party shall not be entitled to recover from the Indemnifying Party under Section 9 more than once in respect of the same Loss suffered and, without prejudice to the generality of the foregoing, the Indemnifying Party shall not be liable for Losses in respect of a breach of its warranties, obligations and covenants if and to the extent such Losses resulting from or connected with such breach is or has been compensated in full.

9.9          Payments

The indemnification of the Claim, which shall be equal to the entire Loss suffered by the Indemnified Party, will be payable to the Indemnified Party by the Indemnifying Party as follows:

(a)           in the absence of objection from the Indemnifying Party in relation to the Claim made by Indemnified Party, within fifteen (15) Business Days as from the date of the agreement between the Indemnified Party and the Indemnifying Party, or in the event of a Third Party Claim within ten (10) Business Days as from the date of (i) the final and non-appealable jurisdictional decision awarding the Third Party Claim against the Indemnified Party or the Company as the case may be, up to the amount provided in such decision or the part of this amount corresponding to the Loss suffered by the Indemnified Party, or (ii) a decision which, though not final and appealable, can be enforced against the Indemnifying Party or, in case, the Company, by any coactive measure (procedimiento de ejecución coactiva), such amount being reduced (by way of reimbursement by the Indemnified Party to the Indemnifying Party) or increase (by way of a new payment by the Indemnified Party to the Indemnifying Party), as the case may be, when and if a final decision is rendered, in accordance with the terms of such final decision; and/or

(b)           in the presence of an objection by the Indemnifying Party in relation to the Claim made by the Indemnified Party, within fifteen (15) Business Days after the date of (i) the final and non-appealable jurisdictional decision awarding the Claim against the Indemnifying Party to the Indemnified Party, or (ii) a decision which, though not final and appealable, can be enforced against the Indemnifying Party or, in case, the Company, by any coactive measure (procedimiento de ejecución coactiva), up to the amount provided in such decision, such amount being reduced (by way of reimbursement by the Indemnified Party to the Indemnifying Party) or increase (by way of a new payment by the Indemnified Party to the Indemnifying Party), as the case may be, when and if a final decision is rendered, in accordance with the terms of such final decision.

9.10        Cooperation

In respect of any Loss for which indemnification may be sought pursuant to this Section, the Indemnified Parties shall act diligently as required by Article 1327° of the Peruvian Civil Code to minimize the Loss to which they may be entitled to indemnification under this Section.

9.11        Exclusive Remedy

Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, or obligation set forth herein or otherwise relating to the subject matter of this Agreement (other than any breach of any covenant or agreement that provides for performance following the Closing) shall be pursuant to the indemnification provisions set forth in this Section 9; provided, however, that, notwithstanding any other provision in this Agreement, (i) any party hereunder shall have the right to seek equitable remedies, specific performance or injunctive relief to enforce another party’s performance of any obligations expressly set forth in this Agreement or the other transaction documents, and (ii) nothing in this Agreement shall limit a Party’s Claims based on another Party’s fraud, active concealment, intentional misrepresentation or intentional breach of a representation or warranty, intentional breach of a covenant of such other Party, unlawful or criminal actions, unlawful or criminal omissions, willful misconduct or gross negligence.

9.12        Limit on Certain Remedies

Notwithstanding any other provision of the Agreement, the Purchaser Indemnified Parties shall not be entitled to recover Losses pursuant to Section 9.1(a)(i) for a breach of Section 7.21(e) or (g), except to the extent the same are (a) incurred by a Purchaser Indemnified Party in connection with a Third Party Claim or (b) based on a Seller’s fraud, active concealment, intentional misrepresentation or intentional breach of a representation or warranty, intentional breach of a covenant of a Seller, unlawful or criminal actions, unlawful or criminal omissions, willful misconduct or gross negligence.  Sellers shall not be liable in respect of any Claim under Section 9.1(a)(i) relating to a breach of any representation or warranty under Sections 7.21(e) or (g) unless a Claim Notice is given by the Indemnified Party to the Indemnifying Party under Section 9.1(a)(i) within 24 months after the Closing Date.

Notwithstanding any other provision of the Agreement, the Purchaser Indemnified Parties shall not be entitled to recover Losses arising out of the changes or modifications to the Water Plant contemplated by Annex A (Anexo A) of the Amendment No. 1 to Water Supply Agreement, except to the extent the same are based on a Seller’s fraud, active concealment, intentional misrepresentation or intentional breach of a representation or warranty, intentional breach of a covenant of a Seller, unlawful or criminal actions, unlawful or criminal omissions, willful misconduct or gross negligence.

10.          ALTERNATIVE TRANSACTION STRUCTURES

At the request of any Party, the Purchaser and the Sellers shall consider in good faith and, if mutually agreed upon, use their respective commercially reasonable efforts to implement and complete changes to the Transaction to address Tax issues raised or implicated by the Transaction contemplated by this Agreement for any Party, the Company or Miski Mayo, provided that, in the view of the other Parties acting reasonably, results in terms and conditions that are equivalent to or better for such other Parties than those contemplated by this Agreement and that does not have any negative financial, tax or legal consequences for such other Parties.  The requesting Party shall give written notice to the other Parties of any proposed alternative transaction structure in reasonable detail and in sufficient time to implement the alternative transaction before the Long Stop Date.  If the transaction structure is modified, the relevant provisions of this Agreement shall be modified as necessary in order that they shall apply with full force and effect, mutatis mutandis, but with the adjustments necessary to reflect the revised transaction structure, and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such amendments as may be reasonably required as a result of such modifications.

11.          MISCELLANEOUS

11.1        Entire Agreement

The Agreement and the documents referred to in it contain the whole agreement between the Parties relating to the Transaction and supersede all previous discussions, correspondence, communications, understandings and agreements between the Parties relating to the Transaction.

11.2        Severability

The Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of the Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of the Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11.3        Language

The language of the Agreement is English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed.

11.4        Costs

Save as otherwise provided in the Agreement, or as otherwise specifically agreed in writing by the Parties after the date of the Agreement, each Party will pay the costs and expenses incurred by it in connection with the entering into, and completion of, the Agreement.

11.5        Public Announcement

Subject to Section 12, the Sellers and the Purchaser shall be entitled to make, in a coordinated way, public announcements on the completion of the Transaction within a period of thirty (30) Business Days following the Closing Date.

11.6        Notices

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be delivered by hand, by email (with a copy sent the next Business Day by special courier with return receipt required) or by special courier (Fedex, DHL, etc.) with return receipt required and shall be deemed to have been given (a) when delivered by hand when so delivered, as evidenced by receipt; (b) if emailed (with sending of a copy thereof by special courier with return receipt requested), on the next Business Day following the day the email is sent or (c) if couriered by special courier with return receipt required, five (5) Business Days after the date of sending of such courier/mail.

Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section:

If to the Sellers:	Mr. Roberto Werneck
Address: AG Private E&C – Andrade Gutierrez S.A.
Rua Dr. Geraldo Campos Moreira, 375
10 andar – Brooklin Novo – Sao Paulo
SP 04571-020
Brasil
Email: roberto.werneck@agnet.com.br

and

Mr. Víctor Zegarra
Address: Av. Juan de Arona No. 151, Oficina 501, San Isidro, Lima, Peru
Email: victor.zegarra@agnet.com.br

CC:

Mr. Gustavo Benchimol
Address: Praia de Botafogo 186 – 19 andar, Rio de Janeiro, RJ 22270-000, Brasil
Email: gustavo.benchimol@agnet.com.br

and

Mr. Jorge Trelles and Mr. Luis Enrique Palacios
Address: Estudio Rodrigo, Elías & Medrano Abogados
Av. San Felipe No. 754, Jesús María, Lima, Peru.
Email: JTrelles@estudiorodrigo.com
LPalacios@estudiorodrigo.com

If to the Purchaser:	Mr. Lee Muller
Address: Seven Seas Water
14400 Carlson Circle
Tampa, FL 33626, USA
Email: lmuller@7seaswater.com

CC:

Ms. Mercedes Fernández and

Mr. Jorge Otoya
Address: Estudio Muñiz
Las Begonias 475, Sexto Piso, San Isidro, Lima, Peru.
Email: dlovon@munizlaw.com
jotoya@munizlaw.com

Mr. Mark Burnett
Address: Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210, USA

Email: MBurnett@goodwinlaw.com

11.7        Successors and Assigns

The Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors (including legal heirs) and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Parties. No assignment shall relieve the assigning Party of any of its obligations hereunder nor shall the liability of such non-assigning party be increased as a result of such assignment.

11.8        No Third-party Beneficiaries

The Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of the Agreement.

11.9        Non-Competition

For a period of eight (8) years from the Closing Date (the “Non-Compete Period”), Sellers shall not, and shall not authorize any of their agents or respective Affiliates to, engage (whether as a provider of products or services or as an owner, investor, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), directly or indirectly, in owning or operating a water plant similar to the Water Plant, in Bayóvar, Piura, Peru, other than pursuant to relationships with the Purchaser or any of its subsidiaries; provided that ownership of less than 1% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its business.

11.10      Non-Solicitation

As a separate and independent covenant, Sellers agree that, during the Non-Compete Period, without the prior written consent of the Purchaser, they shall not, and shall not authorize any of their employees, agents or Affiliates to, directly or indirectly;

(a)           solicit, persuade or attempt to persuade, or induce or attempt to induce any employee of the Company, Purchaser or their ultimate parent entities or any of their Affiliates, to leave the employ of the Company, Purchaser or their ultimate parent entities or any of their respective Affiliates or violate the terms of their contracts or any employment arrangements with the Company, Purchaser or their ultimate parent entities or any of their respective Affiliates, including, without limitation, by offering employment to any such employee during such period; or

(b)           solicit, persuade or attempt to persuade, or induce or attempt to induce any customer, supplier, vendor, service provider, lessor, licensor or other business relation of the Company as of the Closing Date and the Signing Date into any business relationship that would interfere with the Business or the business of the Company, Purchaser or their ultimate parent entity or any of their respective Affiliates.

11.11      Cooperation

The Sellers shall use its reasonable efforts to cooperate with the Purchaser and its Affiliates in all Post-Closing matters, including to prepare in accordance with GAAP final executed audit reports on the financial statements of the Company and the Business or reconcile with GAAP the financial statements of the Company and the Business. Any reasonable cost related to such cooperation shall be assumed by the Purchaser, provided, however, that Sellers shall have no liability as result of such cooperation.

11.12      Enforcement of rights

If either of the Parties does not exercise a power or right or the exercise of a power or right is delayed, it shall not imply a waiver of such power or right; nor shall the simple exercise of a power or right prevent the additional exercise of such power or right or of any other power or right. A power or right may be waived solely by means of a written document, to be signed by the party waiving the power or right, notwithstanding the obligation of the other party to comply with the Agreement in all other respects.

11.13      Right of First Offer

During the Non-Compete Period, should the Company, the Purchaser, the Purchaser Guarantor or any Affiliate thereof (any of them a “Developer”) intend to design, construct, own or operate a water plant in Bayóvar, Piura, Peru, that is similar to the Water Plant, and the Developer decides to engage the services of an unaffiliated engineer or construction company for a scope of work involving the expenditure of US$ 1,000,000 or more (any of them, an “Investment”), the Developer shall invite AG Peru to present an offer for such purposes in accordance with this Section 11.13 (the “Right of First Offer”).

Before inviting any other person to present an offer for such purposes, the Developer shall provide notice (the “ROFO Notice”) to AG Peru of the proposed Investment and invite AG Peru to present an offer to provide the engineering or construction services required for the proposed Investment. If AG Peru desires to present an offer to provide the engineering or construction services required for the proposed Investment (the “AG Offer”), AG Peru must do so within forty-five (45) days of the delivery of the ROFO Notice.  The AG Offer shall provide, in reasonable detail, the specific pricing, terms and conditions on which AG Peru proposes to provide such services.  If the AG Offer is not considered by the Developer as a competitive or commercially reasonable offer, the Developer may request one or more offers from other third parties.  The Developer may select a person to provide the engineering or construction services required for the proposed Investment based on the Developer’s evaluation of the pricing, terms, conditions, quality and other factors involved and the Developer’s determination of the person most appropriate to provide the engineering or construction services required for the proposed Investment.

If more than six (6) months elapses after the Developer refused the AG Offer without having executed the final agreement with another person in respect of the engineering or construction services required for the proposed Investment, the Developer must re-initiate the procedures established in this Section.

11.14      Amendment and Modification; Waiver

The Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from the Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

12.          CONFIDENTIALITY

12.1        Non-disclosure obligation

Other than as permitted under Sections 11.5 and 12.2, the Parties agree to keep the terms and conditions of the Agreement and all information received or obtained as a result of entering into or performing the Agreement and the agreements contemplated hereunder, strictly confidential for a period of five (5) years, following the Closing Date.

12.2        Allowed disclosure

(a)           Notwithstanding the above-mentioned provisions, each Party may disclose information which would otherwise be confidential in the event that (information so disclosed, “Listed Disclosure Information”):

(i)               it is required by Law or by a court of competent jurisdiction or to enforce its rights under the Agreement;

(ii)              it is required in connection with the registration of securities for offer or sale or by any securities exchange or regulatory or Governmental Authority;

(iii)             the disclosure is made as a normal part of the preparation of the accounts and/or mandatory reports;

(iv)             the information has come into the public domain through no fault of that Party;

(v)              the other Party has given its prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed; or

(vi)             for the performance of the Transaction.

(b)           The Purchaser may disclose certain information, at its sole discretion, for public announcement purposes, provided that, if such information is not Listed Disclosure Information and is of a sensitive nature the disclosure of which would constitute a breach prior to closing under the confidentiality provision of the Construction Agreement or Water Supply Agreement, the Purchaser shall not disclose such information without first obtaining written consent from AG Peru.

13.          GOVERNING LAW — ARBITRATION

13.1        Applicable Law

The Agreement is governed by and shall be construed and interpreted in accordance with the laws of the Republic of Peru, without regard to principles of conflicts of Law.

13.2        Arbitration

The Parties shall use their best efforts to settle amicably and within the spirit of the Agreement any dispute arising out of or in connection with the interpretation or the execution of the Agreement.

Prior to initiating an arbitration, the Parties agree to mediate in good faith. Any dispute that cannot be settled by direct negotiation within thirty (30) Business Days (extendable upon the written agreement of both Parties) from the date on which its existence was communicated in writing by one Party to the other Parties, shall be settled by arbitration at law as follows.

All disputes arising out of or in connection with the Agreement shall be finally settled by arbitration and submitted to Arbitrational Regulations of the Arbitration Center of the Lima Chamber of Commerce to whose rules, administration and decisions the Parties submit unconditionally to, declaring to know them and accept them in their entirety.

The arbitration shall be held by three (3) arbitrators appointed by the Parties in accordance with such rules, being acknowledged that, in this respect, the Sellers shall be deemed to be only one (1) Party for the purpose of the designation of its arbitrator. The two (2) designated arbitrators will appoint the third one who will chair the Court. The party requesting the arbitration will appoint its arbitrator in the arbitration request given to the other party. If the other party fails to designate its arbitrator within a term of thirty (30) Business Days from the date of receipt of the request, or if the designated arbitrators cannot reach an agreement as to the third arbitrator in a term of thirty (30) business days from the date of appointment of the second arbitrator, the appointment will be done by the Arbitration Center of the Chamber of Commerce of Lima. This designation may not be appealed and will not be interpreted as an administered arbitration.

The Court will be entitled to define the rules of the proceeding applicable and its award will be final and conclusive.

The Court will be authorised to extra-judicially enforce the award. If the intervention of judges or courts is required for any reason whatsoever, the parties agree to submit to the venue of the judges and courts of the Judicial District of Lima - Cercado.

The place of arbitration shall be the city of Lima, Peru and the official language of such arbitration shall be English.

14.          PURCHASER GUARANTOR INTERVENTION

(a)           The Purchaser Guarantor intervenes in this Agreement to irrevocably and unconditionally guarantee to the Sellers the due and punctual payment and the due performance of each and every duty, undertaking, covenant, agreement or other obligation of the Purchaser under this Agreement (but not including the Right of First Offer under Section 11.13) (the “Guaranteed Obligations”), but subject to the rights of the Purchaser under this Agreement (which shall also be available to the Purchaser Guarantor). The Purchaser Guarantor agrees that the Guaranteed Obligations assumed by Purchaser under this Agreement will be paid to the Sellers strictly in accordance with their terms and conditions. Upon the failure by the Purchaser to pay any portion of the Guaranteed Obligations when due, this guarantee shall be payable on demand, but subject to the rights of the Purchaser under this Agreement (which shall also be available to the Purchaser Guarantor), without any cure period or notice requirement or the satisfaction of any other condition. Furthermore, when the failure of the Purchaser relates to the performance of any Guaranteed Obligation, upon demand of the Sellers the Purchaser Guarantor shall cause the Purchaser to perform the Guaranteed Obligation as provided in this Agreement, but subject to the rights of the Purchaser under this Agreement (which shall also be available to the Purchaser Guarantor).

The Purchaser Guarantor’s liability under this Agreement shall not be discharged, reduced or otherwise affected in any way, including but not limited, (i) any legal limitation or incapacity relating to the Purchaser, including any insolvency, liquidation, dissolution, administration, receivership or reorganisation, or (ii) any change of control or sale of the Purchaser.

Executed in Lima, Peru, on September 15, 2016, in three (3) originals.

CONSTRUCTORA PANORAMA S.A.

By:	/s/ Victor W. Zegarra del Rosario Nunez	/s/ Carlos Walter Tavares Arnold

Name:	Victor W. Zegarra del Rosario Nunez	Carlos Walter Tavares Arnold

Title:	Director	Director

ANDRADE GUTIERREZ ENGENHARIA S.A., SUCURSAL DEL PERÚ

By:	/s/ Victor W. Zegarra del Rosario Nunez	/s/ Carlos Walter Tavares

Name:	Victor W. Zegarra del Rosario Nunez	Carlos Walter Tavares

Title:	Apoderado	Apoderado

AQUAVENTURE HOLDINGS PERU S.A.C.

By:	/s/ Carlos Martinez

Name:	Carlos Martinez

Title:	General Manager

AQUA VENTURES HOLDINGS CURAÇAO N.V.

By:	/s/ Lee Muller

Name:	Lee Muller

Title:	Managing Director

LIST OF EXHIBITS AND SCHEDULES OMITTED FROM THE PURCHASE AND SALE AGREEMENT

Pursuant to Regulation S-K, Item 601(b)(2), the exhibits and schedules to the Purchase and Sale Agreement, as described below, have not been filed. The registrant agrees to furnish supplementally a copy of omitted exhibits and schedules to the Securities and Exchange Commission upon request; provided, however, that the registrant may request confidential treatment of omitted items.

Schedules

Schedule 1	Sellers’ Bank Account Details

Exhibits

Exhibit A	Minutes of the Company’s Shareholders’ Meeting Approving the Statements for Financial Year 2015 and the Reference FS
Exhibit B	Form of Share Transfer Document
Exhibit C	Water Plant Performance Evaluation
Exhibit D	Employee List
Exhibit E	Escrow Agreement